As filed with the Securities and Exchange Commission on March 31, 2000
                                                     Registration no. 333-13289

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               ISONICS CORPORATION
                 (Name of Small Business Issuer in Its Charter)

      CALIFORNIA                     2819                     77-0338561
(State of Incorporation)   (Primary Standard Industrial   (I.R.S. Employer
                           Classification Code Number)    Identification No.)

                                 --------------

                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900
   (Address and telephone number of Principal Executive Offices and Principal
                               Place of Business)

                                 --------------

                               JAMES E. ALEXANDER
                             CHIEF EXECUTIVE OFFICER
                               ISONICS CORPORATION
                              5906 MCINTYRE STREET
                             GOLDEN, COLORADO 80403
                                 (303) 279-7900
            (Name, Address and Telephone Number of Agent for Service)

                                 --------------

                                   Copies to:
                            HERRICK K. LIDSTONE, JR.
                              NORTON-LIDSTONE, P.C.
                             SUITE 850, THE QUADRANT
                                5445 DTC PARKWAY
                               ENGLEWOOD, CO 80111
                                TEL: 303-221-5552
                                FAX: 303-221-5553

                                 --------------

   Approximate Date of Proposed Sale to the Public: AS SOON AS PRACTICABLE
        AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of each class     Amount of          Proposed maximum     Proposed maximum      Amount of
of securities to be     securities to be   offering price per   aggregate offering    registration fee
registered              registered         share  (1)           price
----------------------- -----------------  ------------------   ------------------    -----------------
Units (2), each         810,000               $5.90                $4,779,000            $1,646 (5)
consisting of
(a) 1 share of Common   (a) 810,000
Stock
(b) 1 Redeemable        (b) 810,000
Class A Common
Stock Purchase
Warrant

Common Stock issuable   810,000               $5.80                $4,698,000            $1,618 (5)
upon exercise of
Redeemable Warrants

Underwriters'           80,000                $0.001               $80                   $1  (5)
Warrants (3)

Common Stock issuable   80,000                $9.57                $765,600              $232  (5)
upon exercise of
Underwriters'
Warrants (4)

Redeemable Warrants     80,000                $0.165               $13,200               $5  (5)
issuable upon
exercise of
Underwriters' Warrants

Common Stock issuable   80,000                $5.80                $464,000              $141  (5)
upon exercise of
Redeemable Warrants (4)

Total                   2,750,000                                  $10,719,880           $3,642 (5)


(1) Estimated solely for purpose of determining the registration fee pursuant to Rule 457 under the Securities Act.
(2) Includes 10,000 shares of Common Stock and 10,000 Redeemable Warrants issuable upon exercise of the Underwriter's Over-Allotment Option that was exercised at the time of the original offering.
(3)  No registration fee required pursuant to Rule 457 under the Securities Act.
(4) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of Shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Redeemable Warrants and the Underwriter's Warrants.
(5)  Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         This post-effective amendment is being filed pursuant to undertaking 512(a)(3) required in Item 28 to remove from registration 110,000 Units consisting of a portion of the Underwriters' over allotment option in the original offering to the extent not exercised by the Underwriter. Each Unit consists of one share of Common Stock and one Redeemable Class A Common Stock Purchase Warrant.

         In addition, this post-effective amendment is being filed to remove from registration 110,000 shares of Common Stock and 110,000 Redeemable Class A Common Stock Purchase Warrants underlying the Units being de-registered.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 31, 2000


                                   PROSPECTUS
                                 MARCH ___, 2000

                               ISONICS CORPORATION

                    810,000 Shares of Common Stock underlying
                Redeemable Class A Common Stock Purchase Warrants

         Isonics Corporation ("Isonics" or "We") hereby offers 810,000 shares of its Common Stock to holders upon exercise of its outstanding Redeemable Class A Common Stock Purchase Warrants (which we will refer to as the "Class A Warrants"). Each Class A Warrant entitles the registered holder to purchase one share of Common Stock at a price of $5.80 per share, subject to adjustment, through September 21, 2001.

         Isonics has announced that it may make an exchange offer to the holders of Class A Warrants. Any person who exercises a Class A Warrant prior to the exchange offer will be given a Class C Warrant for no additional consideration if the exchange offer is completed, thus giving the Class A Warrant holder who exercises prior to the exchange offer the same value as the Class A Warrant holders who accept the exchange offer before exercise. Based on our current intentions (which are subject to change), the Class C Warrants, if issued, will have a term of three years, will be exercisable for one share of Common Stock at a price of from $10.00 to $12.00 per share, and will be redeemable if our Common Stock trades at or above $15.00 per share for any 20 of 30 consecutive trading days. The exchange offer, if made, will only be made pursuant to a registration statement effective under the Securities Act of 1933, as amended and applicable state law. There can, however, be no assurance that we will complete the contemplated exchange offer.

         The Common Stock of Isonics has been traded in the over-the-counter market and quoted through the OTC Bulletin Board under the symbol "ISON." We expect it to continue to trade in that market. On March 30, 2000, the reported closing price of Isonics Common Stock was $11.25 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8. We have not authorized anyone to give information or to make any representation other than as contained in this prospectus in connection with the offering described herein.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         In deciding whether to purchase the shares offered, you should rely only on the information contained in this document. We have not authorized anyone to provide you with any information that is different from this information.

         Only residents of _______, _______, and ______ states may exercise their Class A Warrants. We have not qualified the Class A Warrants under the laws of any other state. When you exercise the Class A Warrants, you will have to provide us information as to your state of residence. We may seek qualification from time-to-time in other states; you may call Isonics Corporation at 303-279-7900 to determine whether your state of residence has been included.

                                TABLE OF CONTENTS

                                                                                                               Page
Prospectus Summary/Summary of Offering

Risk Factors

Use of Proceeds

Procedure for Exercise of Class A Warrants and Tax Aspects

Management's Discussion and Analysis of Financial Condition and Plan of Operation

Business

Management

Security Ownership of Certain Beneficial Owners and Management

Section 16(a) Beneficial Ownership Reporting Compliance

Executive Compensation

Certain Relationships and Related Transactions

Isonics' Capital Stock

Market for Common Equity and Related Stockholder Matters

Shares Available for Future Sale

Securities and Exchange Position on Indemnification for Securities Act Liabilities

Experts

Legal Matters

How To Obtain Additional Information

Index To Financial Statements


This document may be used only where it is legal to sell these securities.
The information in the document may be accurate on the date on the cover only.

                        PROSPECTUS SUMMARY/SUMMARY OF OFFERING

Isonics Corporation        Isonics is an advanced materials and
                           technology company which develops and commercializes
                           products based on enriched stable isotopes.

The Offering               810,000 shares of Common Stock offered upon exercise of the Class A Warrants.

Use of Proceeds            We will receive from $0.00 (if no Class A
                           Warrants are exercised) to $4,698,000 (if all of the
                           Class A Warrants are exercised). We expect to use any
                           proceeds received for research and development and
                           working capital.

Trading Symbol and
Market The Common Stock of Isonics is traded in the over-the-counter market and is quoted on the OTC
                           Bulletin Board under the symbol "ISON." The market for the stock has historically been characterized generally by low volume and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

Contemplated Exchange
Offer Isonics has announced that it may make an exchange offer to the holders of Class A Warrants. Any person who exercises a Class A Warrant prior to the exchange offer will be given a Class C Warrant for no additional consideration if the exchange offer is completed. Consequently, if we complete the exchange offer, we will ensure that any person exercising a Class A Warrant prior to the exchange offer will receive the same value as offered in the exchange offer.

                           Based on our current intentions (which are subject to change), the Class C Warrants, if issued, will have a term of three years, will be exercisable for one share of Common Stock at a price of from $10.00 to $12.00 per share, and will be redeemable if our Common Stock trades at or above $15.00 per share for any 20 of 30 consecutive trading days. There can, however, be no assurance that we will complete the contemplated exchange offer as described, or at all.
                           Any such exchange offer, if made, will only be made pursuant to a registration statement that is effective or qualified under federal and applicable state laws.

Address and Phone
Number The address of the principal executive offices of Isonics and its telephone and facsimile numbers at that address are:

                           Isonics Corporation
                           5906 McIntyre Street
                           Golden, Colorado 80403
                           Telephone No.:  (303) 279-7900
                           Facsimile No.:  (303) 279-7300

Risk Factors               THE PURCHASE OF ISONICS COMMON STOCK INVOLVES
                           A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES
                           ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR
                           INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                           We have not authorized anyone to give you information
                           or to make any representation other than those
                           contained in this prospectus.


A Note About Forward-
Looking Statements         In our effort to make the information in this
                           prospectus more meaningful, this prospectus
                           contains both historical and forward-looking
                           statements. All statements other than statements of
                           historical fact are forward-looking statements within
                           the meanings of Section 27A of the Securities Act of
                           1933 and Section 21E of the Securities Exchange Act
                           of 1934. Forward-looking statements in this
                           prospectus are not based on historical facts, but
                           rather reflect the current expectations of our
                           management concerning future results and events.


                           The forward-looking statements generally can be identified by the use of terms such as "believe,"
                           "expect," "anticipate," "intend," "plan," "foresee,"
                           "likely," "will" or other similar words or phrases.
                           Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

                           Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

                           -  Demand for, and acceptance of, our materials;
                           -  Changes in development and distribution and supply relationships;
                           -  The impact of competitive products and technologies;
                           -  The risk of operations in Russia and the Republic of Georgia;
                           -  Dependence on future product development;
                           -  The possibility of future customer concentration;
                           -  Our dependence on key personnel;
                           -  The volatility of our stock price; and
                           -  The impact of new technologies.

                           These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Isonics. The forward-looking statements in this prospectus are made only as of the date of this prospectus and Isonics does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. Isonics cannot assure you that projected results will be achieved.

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in Isonics Corporation. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually materialize, the business, financial condition and results of operations could be materially and adversely affected. In such a case, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

HISTORY OF LOSSES; ENGAGING IN NEW LINES OF BUSINESS

         Through October 31, 1999 (the end of our fiscal quarter immediately preceding the Eagle-Picher transaction), we have recognized accumulated losses of more than $4,500,000 notwithstanding receiving substantial revenues from the sale of depleted zinc and other products. We have not operated profitably to date, except as a result of a significant gain realized from our December 1999 sale of our depleted zinc assets to Eagle-Picher Technologies, LLC.

         The depleted zinc business had accounted for a significant portion of our revenues during the past fiscal years. Following the sale of our depleted zinc business, our primary risk is our reliance on products that have to date not produced significant revenues. We have historically, and expect to continue to, operate with little backlog and a significant portion of our net revenues have been, and we believe will continue to be, derived from a limited number of orders that are processed and shipped in the same quarter in which the orders are received. These orders are primarily for radioisotopes. The timing of such orders and their fulfillment has caused, and is likely to continue to cause, material fluctuations in our operating results. Our expense levels are relatively fixed, and prior quarters have indicated these factors will affect our operating results for future periods.

         We are engaging in research and development to diversify our business and to expand other lines of our business. We are now seeking to identify and evaluate a variety of new stable isotope products and potential markets for economic and technical feasibility. We will continue to fund research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 1999 and 1998, research and development expenses were $1,155,000 and $811,000, respectively. Research and development expenditures for the nine months ended January 31, 2000, amounted to approximately $919,000. We cannot offer any assurance that our current or future lines of business and our research and development efforts will be profitable. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

RELATIONSHIP WITH CERTAIN SUPPLIERS AND AVAILABILITY OF RAW MATERIALS

         Related to, but separate from, the sale of the depleted zinc business, we contemporaneously signed a ten-year Supply Agreement by which we will have the exclusive right to purchase quantities of isotopically pure silicon-28, silicon-29, and silicon-30, and a non-exclusive right to purchase quantities of isotopically pure carbon-12 and carbon-13 produced by Eagle-Picher from its current and planned facilities in Oklahoma for a ten-year period. The Supply Agreement locks-in what we believe is a favorable purchase price for the aforementioned isotopes. As partial consideration for the exclusivity provision, we agreed to pay Eagle-Picher a fee equal to 3.0% of the net revenues from all sales made by us of products incorporating enriched silicon isotopes supplied by Eagle-Picher. The ability of Eagle-Picher to produce isotopes meeting the specifications of the Supply Agreement is contingent upon Eagle-Picher successfully beginning production of silicon-28 as scheduled to commence in April 2000. A delay in Eagle-Picher's ability to begin production could force us to seek other suppliers. There is no guarantee Eagle-Picher will successfully begin production of Silicon-28, or that we will obtain or negotiate agreements with other suppliers on commercially viable terms. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

LIMITED SOURCES FOR RAW MATERIALS

         Stable isotopes constitute the principal raw material required for the manufacture of our products. The principal sources for enriched stable isotopes are suppliers in Russia. Domestically, Oak Ridge National Laboratory in Oak Ridge, Tennessee, which relies on government funding for continuing production, and certain foreign facilities in the world including private and pseudo-governmental organizations in Great Britain, Germany, The Netherlands and South Africa, have the potential to produce stable isotopes, and in certain cases, actually produce isotopes. Although currently enriched stable isotopes are also available from additional foreign sources, there can be no assurance that there will continue to be an adequate supply of enriched stable isotopes.

Although we expect that our current supply contracts will be sufficient to produce most isotopes, the production processes require various proprietary separation techniques, which although developed by our suppliers, may not have all been tested to date and as to the success of which there can be no assurance. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

OPERATIONS IN RUSSIA AND THE REPUBLIC OF GEORGIA

         Operations in Russia and the Republic of Georgia ("Georgia") entail certain risks. Recently, the former republics of the Soviet Union including Georgia have experienced political, social and economic change as they sought independence from the former central government in Moscow. Certain of the republics, including Russia and Georgia, have attempted to transition from a central controlled economy toward a market-based economy. These changes have involved, in certain cases, armed conflict. The political or economic instability in these republics may continue or even worsen. The supply of stable isotopes could be directly affected by political, economic and military conditions in Russia and Georgia. Accordingly, our operations could be materially adversely affected if hostilities in Russia should occur, if trade between Russia or Georgia and the United States were interrupted, if political conditions in Russia or Georgia disrupt transportation or processing concerning our goods, if laws or government policies concerning foreign business operations in Russia or Georgia change substantially, or if tariffs are introduced. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "BUSINESS."

DEPENDENCE ON FUTURE PRODUCT DEVELOPMENT

         On December 1, 1999, we sold our depleted zinc business, which provided 35% of our revenues in fiscal 1999. As a result our future operations will be more heavily dependent upon our ability to develop new products using stable and radioisotopes and to market and sell those products profitably. While we have a high degree of confidence we can be successful, we can expect to incur significant operating losses until we are able to do so. Our ability to develop, market and sell these products will depend on our suppliers' (including Eagle-Picher) ability to meet our demand for stable and radioisotopes, as well as, other suppliers who modify the chemical and physical forms of these isotopes. There can be no assurance that we will be able to develop products that can be profitably marketed and sold. SEE "BUSINESS."

CUSTOMER CONCENTRATION

         Historically, substantially all of our net revenues in any particular period have been attributable to a limited number of customers, primarily General Electric Corporation, prior to fiscal 1999. Consistent with our historical experience, our quarterly results during fiscal year 2000 were affected materially by the level of orders received from a limited number of significant depleted zinc users during such quarters and product shipments by us to our depleted zinc customers during such period. We continue to be subject to a certain degree of variability based on the timing of sales of our stable and radioisotopes orders. We cannot be assured that our principal customers will continue to purchase our products. A decrease in or loss of orders from one or more major customers would have a material and adverse effect on our financial condition and results of operations. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND "BUSINESS."

         While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our large customers have had and may in the future have a material adverse effect on us. We cannot guarantee that present or future customers will not terminate their arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us. A termination of a manufacturing relationship or change, reduction or delay in orders could harm us.

FACTORS AFFECTING OPERATING RESULTS; VARIABILITY OF ORDERS

         We operate with little backlog. A significant portion of our net revenues have been, and we believe will continue to be, derived from a limited number of orders that are processed and shipped in the same quarter in which the orders are received. The timing of such orders and their fulfillment has caused, and is likely to continue to cause, material fluctuations in our operating results. Our expense levels are relatively fixed, and as has been the case in prior quarters, these factors will affect our operating results for future periods. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS."

MANAGEMENT OF GROWTH

         We have experienced periods of rapid growth that have placed a significant strain on our financial and managerial resources. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational, and financial information systems, as well as to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our business, financial condition and results of operations. SEE "BUSINESS."

DEPENDENCE ON KEY PERSONNEL

         Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer, Boris Rubizhevsky, our Senior Vice President, Isotope Production and Supply, Robert Cuttriss, President of Interpro, and Herbert Hegener, Managing Director of Chemotrade. We maintain $1,000,000 of key man life insurance on the lives of Messrs. Alexander, Rubizhevsky and Cuttriss and all are covered by employment agreements extending through September 2001, 2001, and 2003, respectively. Mr. Hegener is covered by an employment agreement extending through the year 2001. We believe that our future success will depend in large part upon our ability to attract and retain qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations. SEE "MANAGEMENT."

POSSIBLE NEED FOR ADDITIONAL FINANCING

     We anticipate no need for additional financing in the next twelve months, but we do anticipate a possible future need for a substantial amount of financing after the fiscal year ending April 30, 2001. Factors that may lead to a need for additional financing include:

         delays in Eagle-Picher's production of silicon and carbon isotopes from its plant in Oklahoma, and the resulting delays in their delivery of the isotopes to us under the terms of the supply agreement;

         unanticipated expenses in developing our new products;

         the necessity of having to protect and enforce our intellectual property rights; and

         technological and market developments.

         The exercise of the Class A Warrants will provide us with some additional financing, but we cannot offer any assurance that any warrants will be exercised. The unavailability of additional financing, when needed, could have a material adverse effect on our business. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS AND "BUSINESS."

NO ASSURANCE AS TO VALIDITY OF INTELLECTUAL PROPERTY RIGHTS

         We rely primarily on a combination of trade secrets, confidentiality procedures and contractual provisions to protect our technology. Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights in information, materials and intellectual property that we regard as proprietary and that are protected under the laws of the United States. There can be no assurance that our means of protecting our rights in proprietary information, materials and technology will be adequate or that our competitors will not independently develop similar information, technology, or intellectual property. SEE "BUSINESS."

         We currently have no patents in our own name and have not filed any patent applications. We have rights to several isotopically engineered innovations regarding electronic and optical materials that we believe may be patentable. Ongoing work in the area of isotope separation by chemical means may also lead to patentable inventions. In such cases, we intend to file patent applications for some of these modifications, improvements, and inventions and to protect others as trade secrets. There can be no assurance, however, that patents on such modifications, improvements or inventions will be issued or, if issued, that such patents or modifications and improvements protected as trade secrets will provide meaningful protection.

         In April 1999, we announced that we had entered into an exclusive licensing agreement with Yale University that entitles us to exclusive intellectual property rights to patents covering semiconductor devices derived for isotopically engineered materials. The license requires payment by us of a royalty based on a percentage of our or our sublicenses' net sales of products derived from technology covered by the Yale patents (#5,144,409, dated September 1, 1992, and #5,442,191, dated August 15, 1995).

         Third parties may have filed applications for or been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of Isonics. We may not be aware of all patents potentially adverse to our interests that may have been issued to others and there can be no assurance that such patents do not exist or have not been filed or may not be filed or issued. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, we may be required to obtain licenses thereto or to develop or obtain alternate technology. There can be no assurance that such licenses, if required, would be available on commercially acceptable terms, if at all, or that we would be able to develop or obtain alternate technology, which would have a material adverse effect on our business.

         There can be no assurance that the validity of any of the patents licensed to, or that may in the future be owned by us would be upheld if challenged by others in litigation or that our products or technologies, even if covered by our patents, would not infringe patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceedings may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our business would be materially adversely affected.

         In certain instances, we may choose not to seek patent protection and may rely on trade secrets and other confidential know-how to protect our innovations. There can be no assurance that protectable trade secrets or know-how will be established or, if established, that they will remain protected or that others will not independently and lawfully develop similar or superior innovations. We require all employees to sign intellectual property assignment and non-disclosure agreements. In certain instances, we will enter into agreements with our employees pursuant to which the employee will be entitled to a small royalty with respect to products developed by Isonics based upon the employee's inventions. In addition, all directors, consultants and other parties to whom confidential information has been or will be disclosed have or will execute agreements containing confidentiality provisions. There can be no assurance, however, that any such intellectual property assignment agreements and confidentiality agreements will be complied with or will be enforceable.

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE

         Within the United States, we believe there currently is no producer of a full range of stable enriched isotopes for commercial sale. The U.S. government produces isotopes, but primarily for research purposes. There can be no assurance that a third party will not contract with the U.S. government to acquire isotopes for commercial sale. Outside the United States, many countries and businesses produce stable and radioactive isotopes. Some of these businesses have substantially greater capital and other resources than do we. SEE "BUSINESS."

         Further, it is possible that future technological developments may occur, and these developments may render our radioisotopes and stable isotopes obsolete or non-competitive.

         Rapidly changing technology and continuing process development characterize the market for our manufacturing services. We believe that our future success will depend in large part upon our ability to develop and market manufacturing services which meet changing customer needs, maintain technological leadership and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot guarantee that our process development efforts will be successful.

         In the future, we may face substantial competition, and we may not be able to compete successfully against present or future competitors.

ENVIRONMENTAL COMPLIANCE

         We are subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during the manufacturing process. While we believe that we are in compliance with all environmental regulations, if we fail to comply with present and future regulations we could be subject to future liabilities or the suspension of production. In addition, these regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been material. SEE "BUSINESS."

CONTROL BY DIRECTORS AND OFFICERS

         Even if all of the Class A Warrants are exercised (which we cannot assure), our directors and officers will beneficially own 65.4% of the outstanding shares of Common Stock and, accordingly, will have the ability to elect a majority of the directors of Isonics and otherwise control the company. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

PRODUCT LIABILITY EXPOSURE AND INSURANCE

         The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing and sale of human diagnostic and therapeutic products. In addition, if we fail to deliver radioisotopes or other isotopes in accordance with our contractual requirements (whether or not the failure is our fault), we may incur potential liability. We currently have product liability insurance; however, there can be no assurance that a product liability or other claim would not materially and adversely affect our business or financial condition. SEE "BUSINESS."

PRICE VOLATILITY

         The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in operating results, our announcements of technological innovations or new products by us or our competitors, and other events or factors. In addition, the stock market has experienced wide price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose securities are traded. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by Isonics or our competitors, developments or disputes concerning patents or proprietary rights, regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our securities. In addition, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

PENNY STOCK REGULATIONS

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC Regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. We have, at times in the recent past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-national securities exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our Common Stock and thus the ability of purchasers of our Common Stock to sell their securities in the secondary market.

SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

         Our stock price may be hurt by future sales of our shares or the perception that such sales may occur. As of the date of this Prospectus, approximately 5,281,771 shares of Common Stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. These shares may only be sold if they are registered under the Securities Act or sold under Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about us.

         Substantially all of our restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders, including the Common Stock covered by this Prospectus. This will permit the sale of registered shares of Common Stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. Sales of substantial amounts of our Common Stock in the public market may hurt the stock's market price. SEE "SHARES AVAILABLE FOR FUTURE SALE."

EFFECT OF OUTSTANDING CONVERTIBLE PREFERRED STOCK, OPTIONS, AND WARRANTS

         As of January 31, 2000, we had outstanding preferred stock convertible into and options and warrants to purchase an aggregate of 11,396,668 shares of Common Stock. (This amount included warrants to purchase 4,000,000 shares held by Eagle Picher. Eagle-Picher gave us notice of its exercise of this warrant in March 2000. Although we are discussing the terms of this exercise, it will likely result in Eagle-Picher acquiring in excess of 3,100,000 shares pursuant to a "net exercise" provision in the warrant. Both the warrants and the common stock shares are contingent upon the delivery of 200 kilograms of silicon-28 in 2000.) As long as these shares of convertible preferred stock remain outstanding and the options and warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected. Moreover, the holders of the convertible preferred stock, options and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by these securities. SEE "DESCRIPTION OF CAPITAL STOCK."

ANTI-TAKEOVER PROVISIONS

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could also be issued to discourage, delay or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock. SEE "DESCRIPTION OF CAPITAL STOCK."

INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law. We may be required to pay certain judgments, fines and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. SEE "SECURITIES AND EXCHANGE POSITION ON INDEMNIFICATION FOR CERTAIN LIABILITIES."

NO DIVIDENDS ANTICIPATED TO BE PAID

         We have never paid any cash dividends on our Common Stock and we do not anticipate paying cash dividends on our Common Stock in the future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements and other factors to be determined by our Board of Directors. It is anticipated that future earnings if any, which may be generated from our operations will be used to finance our growth, and that cash dividends will not be paid to our stockholders. SEE "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

RISK OF FORWARD-LOOKING INFORMATION

         We have included a significant amount of forward-looking information in this prospectus. Because it is not possible to predict the future, there is a significant risk that the forward-looking information will prove to be incorrect, and perhaps materially incorrect. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS."

                                 USE OF PROCEEDS

         We will receive from $0.00 to a maximum of $4,698,000 if all of the 810,000 outstanding Class A Warrants are exercised. However, we cannot offer any assurance that any Class A Warrants will be exercised. To the extent that we receive any proceeds from the exercise of the Class A Warrants, we will use the proceeds for research and development and working capital.

             PROCEDURE TO EXERCISE CLASS A WARRANTS AND TAX ASPECTS

         PROCEDURE TO EXERCISE CLASS A WARRANTS. The Class A Warrants were distributed to the public in September 1997, and have been trading in the over-the-counter market (and have been quoted on the OTC Bulletin Board) since that time. Each registered holder of a Class A Warrant should have possession of a certificate that represents that Class A Warrant. Persons who hold their Class A Warrants in a brokerage account or otherwise in a "street name" account may ask their brokers to deliver a Class A Warrant certificate to them.

         REGISTERED HOLDERS. If you are a registered holder and if you have possession of your Class A Warrant certificate, in order to exercise a Class A Warrant, you must:

         - Complete the subscription form which is included as a part of the Class A Warrant Certificate;

         - Sign the subscription form and have your signature medallion guaranteed by a broker-dealer member of the STAMP program;

         - Deliver the original warrant certificate with the completed, signed, and medallion guaranteed subscription form to Continental Stock Transfer & Trust Co., Inc., 2 Broadway, New York, NY 10004,
              Attn: Compliance Department; and

         - Include your payment for an amount equal to $5.80 times the number of warrants being exercised. You must pay for the exercise by certified or bank cashiers' check payable in United States funds, payable to the order of Isonics Corporation. If you prefer to wire transfer funds, you should contact Continental Stock Transfer & Trust Company by telephone and request wiring instructions. Continental Stock Transfer can be reached by telephone at 212-509-4000.

         We recommend that you do not send your Class A Warrant certificate or funds through the regular U.S. Mail. We recommend that you use registered or certified U.S. mail, or a courier service that will provide you a receipt indicating that Continental Stock Transfer received your Class A Warrant certificate and payment. Neither Isonics nor Continental Stock Transfer is responsible for your Class A Warrant certificate or your payment until Continental Stock Transfer actually receives delivery. DO NOT SEND CLASS A WARRANT CERTIFICATES OR PAYMENT DIRECTLY TO ISONICS CORPORATION.

         WARRANTS HELD IN A BROKERAGE ACCOUNT OR OTHERWISE IN STREET-NAME. If you hold your Class A Warrants in a brokerage account or otherwise in a "street name" account, you must follow the procedures required by your broker, dealer, or other street-name holder.

          LOST WARRANT CERTIFICATES. If you have lost your Class A Warrant Certificate, you must contact Continental Stock Transfer & Trust Co., Inc. and follow the procedures established by Continental Stock Transfer for your lost Class A Warrant Certificate.

         TAX ASPECTS. You will be required to recognize as ordinary income for tax purposes the difference between your exercise price and the fair market value of the Common Stock at the time of exercise. For example, if you exercise your Class A Warrant at a time when the market price of the Common Stock is $12.00 per share, you will recognize $6.20 ($12.00 minus $5.80) in ordinary income. We will deliver to you a Form 1099 to reflect your exercise to the extent required by the federal Internal Revenue Code of 1986, as amended.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

         THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD LOOKING STATEMENTS. "FORWARD LOOKING STATEMENTS" INCLUDE STATEMENTS REGARDING OUR EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD LOOKING STATEMENTS INCLUDE:
STATEMENTS REGARDING FUTURE PRODUCTS OR PRODUCT DEVELOPMENT; STATEMENTS REGARDING FUTURE SELLING, GENERAL AND ADMINISTRATIVE COSTS AND RESEARCH AND DEVELOPMENT SPENDING AND OUR PRODUCT DEVELOPMENT STRATEGY; STATEMENTS REGARDING FUTURE CAPITAL EXPENDITURES AND FINANCING REQUIREMENTS; AND SIMILAR FORWARD LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF, AND WE UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

         Founded in 1992, Isonics Corporation is a specialty chemical and advanced materials company, which develops and commercializes products based on stable isotopes. Stable isotopes are ultra pure materials engineered at the molecular level to provide enhanced performance properties in semiconductors, lasers and high performance lighting and energy production. Stable isotopes are also widely used in basic research, pharmaceutical development and drug design, as well as in medical diagnostics and imaging. By replacing materials traditionally used in these industries with isotopically engineered versions of the same materials, product performance, safety, and economics can be enhanced significantly. Using state-of-the-art technology, we produce a wide range of enriched stable isotopes, which are then converted into products, which meet the specialized needs of our customers.

         Originally, our core business was the production and supply of depleted zinc, a non-radioactive stable isotope, to the nuclear energy industry. In fiscal 1996, we expanded our business scope to include development of isotopically engineered materials for the medical research, medical diagnostic, and semiconductor industries. The acquisition of Chemotrade GmbH ("Chemotrade") in 1998 added radioactive isotopes (or radioisotopes) to our available products. As a result of our sale of our depleted zinc business in December 1999, as discussed below, our future revenues will depend on our success in developing and selling products in the semiconductor and stable and radioactive isotope markets.

         International Process Research Corporation ("Interpro", doing business as Colorado Minerals Research Institute) is a contract research and development and materials processing company and is developing new, lower cost technologies to better meet our customers' needs. Interpro generates the majority of its revenues from contract research and process development engagements.

         Chemotrade is headquartered in Dusseldorf, Germany, and its subsidiary is located in Leipzig, Germany. Chemotrade is a value-added re-seller of stable and radioactive isotopes. It supplies radioisotopes for pharmaceutical and industrial research, as well as for industrial and medical imaging, calibration sources and for brachytherapy applications. Chemotrade also distributes calibration sources, manufactured by duPont with Chemotrade supplied radioisotopes, in Germany and other European countries.

         Additionally, Chemotrade supplies various stable isotope labeled compounds for pharmaceutical research and drug design, as well as oxygen-18 for use in producing a radioisotope used in positron emission tomography. Chemotrade's market is primarily Europe but sales are also made to North America and Asia.

         Prior to June 1998, substantially all of our net revenues in any particular period were attributable to a limited number of customers and sales of depleted zinc and other stable isotopes. We have historically operated with little backlog. With the acquisition of Chemotrade we added radioisotopes to our product mix, and consistent with our historical experience, our quarterly results have been materially affected by the size, timing and quantity of orders and product shipments during a given quarter.

         On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC ("Eagle-Picher") for approximately $8,200,000 of which $6,700,000 was paid on December 1, 1999. Additionally, we signed a long-term isotope supply agreement with Eagle-Picher, and Eagle-Picher agreed to supply us with 200 kilograms of silicon-28 in 2000 for no cost except for the warrant to purchase 4,000,000 shares issued at the time to Eagle-Picher.

         As a result, we anticipate lower revenues in future quarters and a lost or delayed sale of radioisotopes could have a significant impact on our operating results for a particular period, and such fluctuations could materially and adversely affect our business, financial condition and results of operations.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of net revenues. The table and the discussion below should be read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this report.

                                                                            YEAR ENDED           NINE MONTHS ENDED
                                                                             APRIL 30,              JANUARY 31,
                                                                          ---------------        -----------------
                                                                          1998       1999         1999       2000
                                                                          -----      -----       -----      -----
Net revenues                                                              100.0%     100.0%      100.0%     100.0%
Cost of revenues                                                           68.7       78.7        80.9       79.1
                                                                          -----      -----       -----      -----
Gross margin                                                               31.3       21.3        19.1       20.9
Operating expenses:
    Selling, general and administrative                                    19.8       21.4        17.1       28.0
    Research and development                                               12.0        6.8         6.7        8.3
    Restructuring & office closure                                           --        4.1         4.9        0.5
                                                                          -----      -----       -----      -----
Total operating expenses                                                   31.8       32.3        28.7       36.8
                                                                          -----      -----       -----      -----
Operating income (loss)                                                    (0.5)     (11.0)      ( 9.6)     (15.9)
Other income (expense), net                                                (2.1)      (2.8)      ( 1.3)      44.6
                                                                          -----      -----       -----      -----
Income (loss) before extraordinary item and income taxes                   (2.6)     (13.8)      (10.9)      28.7
Income tax (expense) benefit                                                4.6       (1.0)        1.4        4.2
                                                                          -----      -----       -----      -----
Income (loss) before extraordinary item                                     2.0      (14.8)      (12.3)      24.5
Extraordinary item - loss on extinguishments of debt                       (3.7)      (0.0)      ( 0.0)     ( 0.0)
                                                                          -----      -----       -----      -----
Net income (loss)                                                          (1.7)%    (14.8)%     (12.3)%    (24.5)%
                                                                          =====      =====       =====      =====

NET REVENUES

         Net revenues increased from $6,780,000 in fiscal 1998 to $16,998,000 in fiscal 1999, an increase of $10,218,000 or 151%. The increase is primarily due to additional net revenues from the Interpro and Chemotrade acquisitions. Interpro 1999 revenues were $2,614,000. Chemotrade's fiscal 1999 revenue was $10,181,000. As a result of the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, revenues will be decreased on an annual basis by approximately $6,000,000. The impact on the fiscal year ended April 30, 2000, should be somewhat less as the sale occurred seven months into the fiscal year.

         Net depleted zinc revenues for fiscal 1999 increased by approximately $323,000 from fiscal 1998 revenues of $5,636,000, on comparable unit sales. Average unit sales prices of depleted zinc decreased slightly from fiscal 1998 to fiscal 1999 due to less refined product being sold during fiscal 1999. Net revenues for stable isotope labeled compounds (also known as "SILCs") in fiscal 1999 were approximately $2,599,000, an increase of approximately $1,492,000, or 135% from fiscal 1998. The revenue growth reflects the increasing demand for SILCs, specifically enriched carbon and oxygen products; however, our revenue from SILCs is limited by the available supply of enriched carbon and oxygen products. We have and intend to continue to develop relationships with potential producers of SILCs, such as the Institute of Stable Isotopes in Tblisi, Georgia, to meet the growing demand for our SILC products.

         Net revenues for the nine months ended January 31, 2000, were $11,115,000, a decrease of approximately 22% or $3,194,000 from $14,309,000 for the same period in the prior fiscal year. The decrease is primarily because our net revenues from contract research and development engagements and other sources of sales decreased approximately $1,301,000 for the nine months ended January 31, 2000, to approximately $1,017,000 from approximately $2,318,000 in the comparable period of the prior year. Net revenues from isotope product sales also decreased approximately $1,893,000 for the nine months ended January 31, 2000, to approximately $10,098,000 from approximately $11,991,000 in the comparable period of the prior year. Net revenues from radioisotope sales decreased approximately $513,000 for the nine months ended January 31, 2000, compared to the nine months ended January 31, 1999, to approximately $5,001,000. Net revenues from stable isotope sales decreased approximately $1,380,000 for the nine months ended January 31, 2000, compared to the nine months ended January 31, 1999, to approximately $5,097,000. Net revenues from stable isotopes and radioisotope sales varied because of the timing and size of large depleted zinc and radioisotope sales orders and shipments. Because of the Eagle-Picher transaction there were no significant depleted zinc sales in the last two months of the nine-month period ended January 31, 2000, and there will be no revenues for the remainder of the fiscal year ending April 30, 2000.

         International sales represented approximately 60% of revenues in fiscal 1999 and less than 10% of net revenues for fiscal 1998. This substantial increase is primarily attributable to our acquisition of Chemotrade.

         We do not anticipate significant revenues from sales of silicon-28 based products in the fiscal year ended April 30, 2000. We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.

GROSS MARGIN

         As a result of the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, gross margin will be decreased on an annual basis by approximately $1,000,000. The impact on the fiscal year ended April 30, 2000 should be somewhat less as the sale occurred seven months into the fiscal year. As a percentage of revenues gross margin should not change significantly.

         Gross margin decreased to approximately 21.3% in fiscal 1999 from 31.3% in fiscal 1998. The decrease is because of reduced unit sales prices of depleted zinc, the increased proportion of net revenues generated from contract manufacturing performed by Interpro, and stable and radioisotope revenues generated by Chemotrade which typically have lower margins. Additionally, the entrance to the oxygen-18 market has been achieved by pursuing market share over margin. Gross margin for the nine months ended January 31, 2000, increased to approximately 20.9% of net revenues from approximately 19.1% for the same period in the prior fiscal year. The increase is primarily because of a change in product mix sold during the nine month period as discussed above.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses increased on a dollar basis by approximately $2,300,000 to $3,600,000, or 21.4% of net revenues for fiscal 1999 from approximately $1,300,000 or 19.8% of net revenues for fiscal 1998. The dollar increase in selling, general and administrative expenses is primarily attributable to the acquisitions of Interpro and Chemotrade.

         As a result of the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, selling, general and administrative expenses will be decreased on an annual basis by approximately $100,000. The impact on the fiscal year ended April 30, 2000 should be somewhat less as the sale occurred seven months into the fiscal year. We anticipate that, in general, selling, general and administrative expenses will remain relatively stable because of cost controls implemented throughout Isonics during the past twelve months. As a percentage of revenues selling, general and administrative expenses should increase, as revenues will be significantly lower.

         Selling, general and administrative expenses increased $673,000 or 27.5% to approximately $3,117,000, or approximately 28.0% of net revenues for the nine months ended January 31, 2000, from $2,444,000, or 17.1% of net revenues in the comparable period of the prior year. The dollar increase for the nine months ended January 31, 2000, was primarily attributable to increased usage of professional services including legal, business development and accounting services, and compensation expense related to one-time bonuses associated with the Eagle-Picher transaction paid to certain members of senior management. The same factors and lower revenues primarily caused the percentage increase.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses increased by approximately $344,000 or 42.4% for fiscal 1999, while declining on a percentage basis to 6.8% of net revenues in fiscal 1999, from 12.0% of net revenues in fiscal 1998. The dollar increase during fiscal 1999 is primarily because of increased marketing and material costs associated with the development of isotopically pure silicon wafers and development costs incurred at Interpro. The decrease in research and development expenses as a percentage of net revenues from fiscal 1998 to fiscal 1999 was because of revenue growth associated with our acquisitions. We believe that the development and introduction of new product applications is critical to our future success and expect that research and development expenses will remain stable (as measured in dollars) in the near term because of the timing of material usage and outside services, but may vary as a percentage of revenues.

         Research and development expenses will not be significantly affected by the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, because we had not spent significant funds on depleted zinc research and development in the last fiscal year, and did not have plans for any significant future research and development expenditures. However, as a percentage of revenues research and development expenses should increase, as revenues will be significantly lower.

         As described above, we signed a long-term isotope supply agreement with Eagle-Picher, and Eagle-Picher will supply us with 200 kilograms of silicon-28 in 2000. The silicon-28 will be used to further development of our semiconductor materials business. The anticipated value of the 200 kilograms is approximately $5,000,000. As we consume the silicon-28 we will recognize an expense of approximately $25.00 per gram. Since we purchased the 200 kilograms of silicon-28 by issuing a warrant to Eagle-Picher to purchase 4,000,000 shares of stock, we will record the warrant expense proportionately at the rate of $25 per gram of silocon-28 received. This is the price we most recently paid for silicon-28 from another supplier.

         Research and development expenses decreased by approximately $43,000, or approximately 4.5%, to $919,000 for the nine months ended January 31, 2000, from $962,000 for the comparable period in fiscal 1999, while increasing on a percentage basis to approximately 8.3% of net revenues from approximately 6.7%. The percentage increase during the nine months ended January 31, 2000, was primarily because of lower revenues as described above. The absolute dollar expenditures are comparable year over year, however, more emphasis is now being placed on semiconductor materials development.

         We believe that the development and introduction of new product applications is critical to our future success and we expect that research and development expenses will increase (as measured in dollars), in the near term because of the timing of material usage and outside services, but will likely continue to vary as a percentage of revenues because of the timing and amount of future revenues.

RESTRUCTURING AND OFFICE CLOSURE

         On October 31, 1998, we announced a restructuring of our operation and relocation of our headquarters to Golden, Colorado, the location of our subsidiary, Interpro. We recorded a $708,000 charge in connection with the restructuring.

         As of January 31, 2000, the only significant restructuring cost remaining is the lease payments on the former San Jose, California office, which has been sublet for the remaining term of our lease. The net liability is estimated to be approximately $51,000 and will be incurred over the next four years. The $60,000 expense in the nine months ending January 31, 2000, was primarily related to moving costs incurred by two senior executives.

OTHER INCOME (EXPENSE), NET

         Other income (expense), net includes interest income and expense, amortization of debt issuance costs and the fair value of warrants issued in connection with debt, and foreign currency gains and losses. Other expense, net increased by approximately $339,000 to $484,000 for fiscal 1999. The increase was the result of foreign currency gains from liabilities denominated in German Deutsche Marks due to the sellers of Chemotrade which was offset by a significant increase in interest expense including charges for the fair value of warrants and common shares issued in connection with debt and debt conversions. Other income (expense), net increased by approximately $5,142,000, to $4,962,000, for the nine months ended January 31, 2000, from other income (expense), net of approximately $(180,000), for the comparable period of the previous fiscal year. The Eagle-Picher transaction resulted in $5,172,000 in other income. Additionally, an increase in other income of approximately $112,000 was due to a favorable settlement of an outstanding contingency. Foreign currency exchange losses increased by approximately $99,000 for the nine months ended January 31, 2000.

         Interest expense is expected to be significantly lower in future periods as several notes payable were paid with a portion of the cash proceeds received from the sale of the depleted zinc business to Eagle-Picher on December 1, 1999.

INCOME TAXES

         The income tax benefit was $314,000 for fiscal 1998 and the effective rate of 177% relates to the realization of deferred tax assets associated with the purchase of Interpro and the reduction of the previously recorded valuation allowance. The consolidated entity had an income tax expense of $171,000 for fiscal 1999. Because the Chemotrade subsidiary had net income, income taxes were paid in Germany. The two United States-based entities both had net losses and did not owe income taxes. A valuation allowance has been provided against all deferred tax assets, which relate primarily to net operating loss and research and development credit carryforwards. We are exploring various tax minimization strategies in an effort to conserve future cash flows.

         We realized a gain on the sale of our depleted zinc business of approximately $5,172,000. The tax effect of this sale, net of tax loss carryforwards available is estimated to be approximately $435,000. Additionally, there was income tax expense for the quarters ended January 31, 2000, and January 31, 1999, of $35,000 and $177,000 respectively, and income tax expense for the nine months ended January 31, 2000 and 1999, of $36,000 and $197,000 respectively related to income generated by our Germany-based subsidiary, Chemotrade.

LIQUIDITY AND CAPITAL RESOURCES

         As a result of the sale of the depleted zinc business to Eagle-Picher on December 1, 1999, our liquidity has been significantly improved.

         Since inception, our principal sources of funding have been cash from operations, borrowed funds and sales of Common Stock. We generated cash in operating activities of approximately $357,000 during fiscal 1999, as compared to a use of cash of $539,000 in fiscal 1998. During the nine months ended January 31, 2000, we used approximately $2,904,000 in operating activities, as compared to $146,000 generated in operating activities during the first nine months of fiscal year 1999.

         Positive influences on fiscal 1999 cash flow and on the cash flow for the nine months ended January 31, 2000, included

         -  a decrease in accounts receivable of $1,748,000;
         -  depreciation and amortization expense of $520,000; and
         -  the loss on disposal of property (restructuring related) $504,000.

         In addition to the net loss of $2,521,000 we recognized for fiscal year 1999, other negative influences on our cash flow from operations were a decrease in accounts payable $112,000 and an increase in inventory of $89,000.

         At April 30, 1999, we had approximately $452,000 of cash equivalents, a decrease of $592,000 compared to $1,044,000 at April 30, 1998. At April 30, 1999, we had negative working capital of approximately $2,317,000, a decrease of $4,128,000 compared to working capital of $1,811,000 at April 30, 1998. The decrease is primarily the result of our cash payments for the acquisition of Chemotrade and the losses incurred for fiscal 1999. During fiscal 1999, we paid the sellers of Chemotrade approximately $1,686,000 in cash, and had one note for approximately $826,000 outstanding due to the sellers on June 1, 1999, of which approximately $500,000 was repaid and approximately $326,000 was extended until July 2000.

         At January 31, 2000, we had approximately $4,576,000 of cash and cash equivalents, an increase of approximately $4,124,000, compared to $452,000 as of April 30, 1999. At January 31, 2000, we had positive working capital of approximately $4,067,000, an increase of approximately $6,384,000 from negative working capital of approximately $2,317,000 April 30, 1999. The increase is primarily the result of proceeds from the issuance of preferred stock in July 1999 and the Eagle-Picher transaction.

         Our principal sources of funding have been cash from borrowed funds and sales of preferred stock. We used cash in operating activities of approximately $2,904,000 and generated cash of $146,000, during the nine months ended January 31, 2000, and 1999, respectively. Cash used in operating activities during the nine months ended January 31, 2000 was principally the result of a net loss of approximately $2,454,000 before the gain of approximately $5,172,000 resulting from the Eagle-Picher Transaction, and increase in net operating assets. Cash generated by operating activities during the nine months ended January 31, 1999, was principally the result of a net loss of $1,757,000, reduced by non-cash charges and decreases in net operating assets.

         On July 24, 1998, we obtained a $3,000,000 asset based credit facility for our U.S. operations, secured by our U.S. assets, with an unaffiliated lender. This facility was repaid, in full, in December 1999 with funds made available by our sale of assets to Eagle-Picher. The proceeds of that facility were used to repay approximately $537,000 of debt outstanding and $742,000 of accounts payable. Chemotrade has one unsecured revolving line of credit for 400,000 DM (approximately $220,000 (US) at April 30, 1999 and approximately $200,000 (US) at January 31, 2000). We are evaluating alternative secured credit facilities for Chemotrade.

         Financing activities used cash of $244,000 in fiscal 1999, and provided cash of $1,621,000 during fiscal 1998. Financing activities generated cash of $318,000 during the nine months ended January 31, 2000 and used cash of $296,000 during the comparable period of the prior fiscal year. In fiscal 1999, the primary use of cash was the excess of repayments of debt, $1,000,000 over proceeds of debt, $701,000. In fiscal 1998, the primary source of cash was the issuance of Common Stock, $3,452,000 versus the use of cash for payments of debt, $1,852,000. During the nine months ending January 31, 2000, our principal source of cash from financing activities was the issuance of convertible preferred stock in July 1999 for cash of $2,250,000 and proceeds from the issuance of long-term debt of $75,000. Net repayments on our revolving line of credit amounted to $513,000 during the nine-month period, and we repaid additional debt during that period of approximately $1,494,000, each resulting in a reduction in the net amount of cash received from financing activities. Cash used during the nine months ended January 31, 1999, resulted primarily from repayments of debt of $1,714,000, offset by net borrowings on the revolving line of credit of $931,000 and proceeds of $500,000 from the issuance of long-term debt.

         On July 29, 1999, we completed a private placement financing to accredited investors and certain creditors valued in total at approximately $2,700,000. We issued 1,830,000 units, each consisting of one share of Series A Convertible Preferred Stock and one warrant. We received $2,250,000 in cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A Convertible Preferred Stock is convertible into one share of our Common Stock at a conversion price of $1.50. The liquidation preference for the Series A Convertible Preferred Stock is $1.50. Each warrant allows the investor to purchase one share of Isonics Common Stock for $3.75 through July 26, 2002.

         In addition to converting $425,000 of existing debt into equity as part of the private placement we:

         - Issued 500,000 warrants to purchase shares of our Common Stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002.
         - Issued 46,667 units in satisfaction of all current and future obligation under the Isoserve royalty agreement.
         - Extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000 and
         - Extended the payment due date for certain unsecured promissory notes to January 2000, which notes have been paid in full.

         Our investing activities used cash of approximately $705,000 and $66,000 during fiscal 1999 and 1998, respectively, and generated cash of approximately $6,710,000 for the nine months ended January 31, 2000. Investing activities in fiscal 1998 were primarily for purchases of property and equipment. Uses of cash in fiscal 1999, include approximately $159,000 for property and equipment, and $546,000 net cash used in the Chemotrade acquisition. The significant positive cash flow from investing activities in the first nine months of fiscal 2000 was principally the result of the completion of the Eagle-Picher transaction. Our investing activities used cash of $666,000 for the nine months ended January 31, 1999, primarily for purchases of property and equipment and $546,000 was also used during the nine months ended January 31, 1999 for the purchase of our subsidiary Chemotrade.

         At April 30, 1999, and subsequently until December 1, 1999, we were in default of our borrowing agreements with Coast Business Credit ("Coast"), and on December 1, 1999, we had approximately $215,000 of outstanding borrowings. We have used some of the proceeds of the depleted zinc business sale described above to pay off the Coast borrowings and our relationship with Coast has been terminated. We currently have no borrowing agreements in place with any lenders or similar organizations.

         We believe that our current cash position, attributable to the proceeds received from the sale of our depleted zinc business and the reduced levels of debt associated therewith, will be sufficient to fund operations for more than the next twelve months. However, our long-term capital requirements will only be met if we are able to generate profits from operations and positive cash flows, or develop new sources of financing of which there can be no assurance.

                                    BUSINESS

         Isonics Corporation is an advanced materials and technology company which develops and commercializes products based on enriched stable isotopes. Stable isotopes can be thought of as extremely pure materials. This high degree of purification accomplished on the sub-atomic level provides enhanced performance properties compared to normal purity materials. Stable isotopes have commercial uses in several areas, including: energy; medical research, diagnostics and drug development; product tagging and stewardship; semiconductors; and optical materials. We have successfully developed and commercialized several isotope products and intend to promote the emergence and growth of new stable isotope applications.

         Our principal product through November 1999 was isotopically depleted zinc. Depleted zinc is used to prevent corrosion in nuclear power plants. Corrosion is a cause of high radiation fields in such plants and can result in radiation exposure to workers. Depleted zinc also reduces environmental cracking in certain kinds of nuclear reactors, which if not controlled, can require extremely costly repairs, or possibly result in premature shutdown and de-commissioning of the facility. However, in December 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC.

         New applications for stable isotopes are continually being developed by us and by third parties. We believe that new applications have the potential to create new markets. One of these new applications for stable isotope labeled compounds is the diagnostic breath test ("DBT") market. DBTs provide early diagnosis of conditions that could otherwise lead to expensive procedures such as endoscopies and biopsies. DBTs under development by third parties that utilize stable isotopes in their application include tests to diagnose peptic ulcers, gastric emptying, fat malabsorption and liver function. Two DBTs, relating to peptic ulcers, have been approved by the U.S. Food and Drug Administration (the "FDA"). We believe that other companies have applied to the FDA or comparable agencies in foreign countries for approval of these and other tests. FDA approval must be obtained before DBTs can be sold in the United States.

         The rare, stable isotope of carbon is carbon-13. Carbon-13 is the key ingredient for most DBTs. We believe that we are the third largest supplier of carbon-13 in the world, and are the only non-Japanese owned supplier. To further strengthen this position, in February 1998, we formed a joint venture with the Institute of Stable Isotopes in Tblisi, Georgia. The purpose of the joint venture was to increase carbon-13 production at the Institute initially, and then to transfer that production technology to manufacturing facilities to be established in Europe and North America. Our carbon-13 production capacity does not presently meet our anticipated requirements. Consequently, in December 1999, we entered into an agreement with Eagle-Picher Technologies, LLC, to purchase carbon-13 from their Oklahoma-based facility. To date this facility has not produced any carbon-13, or other carbon isotopes of sufficient enrichment to be of commercial interest to us. We believe production of enriched carbon isotopes from this facility will commence in 2000. We are also investigating other sources of supply of carbon-13.

         We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. One of the properties of isotopically pure silicon-28 is its high thermal conductivity, which we are currently researching for use in semiconductor applications. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products. According to the Semiconductor Industry Association, sales in 1998 of silicon wafers and other semiconductor substrates were over $7 billion.

         Improved thermal conductivity of a thin film of isotopically pure silicon-28 was demonstrated by a researcher at Brown University in 1997. Based on our preliminary research, the 60% improvement in conductivity at room temperature was in line with our expectations. Since 1994, we have been working to produce isotopically pure silicon-28 epitaxial wafers suitable for the manufacture of semiconductor devices. Epitaxial wafers are made by taking an existing silicon wafer and then growing a thin surface layer of silicon using chemical vapor deposition.

         In fiscal 1999, we acquired an exclusive license relating to two Yale University patents, which cover semiconductor devices made of isotopically pure silicon, germanium, gallium arsenide and most isotopically pure compound semiconductors. The patents claim that isotopic purity provides improved device speed and improved thermal conductivity, two properties that are of great importance to the semiconductor industry. We believe we have achieved this goal as evidenced by our shipments of epitaxial wafers in fiscal 1999.

         We were formed in March 1992, as a partnership, and were subsequently incorporated in California in March 1993, as A&R Materials, Inc. In September 1996, we changed our name to Isonics Corporation. Our principal executive offices are located at 5906 McIntyre Street, Golden, Colorado 80403. Our telephone number is (303) 279-7900, and our facsimile number is
(303) 279-7300. You can find our web site at http://www.isonics.com.

RECENT BUSINESS ACQUISITIONS

         INTERNATIONAL PROCESS RESEARCH CORPORATION

         Effective April 30, 1998, we purchased all of the outstanding capital stock of International Process Research Corporation ("Interpro") from a previously unaffiliated corporation (Metallurgy International, Inc.) Interpro, which does business as Colorado Minerals Research Institute, is a contract research and development, and materials processing company. Interpro performed (through December 1, 1999) key steps in our depleted zinc manufacturing process. Interpro is also jointly developing new, lower-cost technologies to enable us to better meet customer needs. The acquisition was made to assure future availability of this critical manufacturing technology, and to provide an infrastructure platform for performing value-added processing of other isotopes. Our consolidated balance sheets at April 30, 1999 and 1998 include the assets and liabilities of Interpro. Our consolidated statement of operations includes Interpro only for fiscal 1999 since the acquisition occurred on the last day of fiscal 1998. In connection with the acquisition, we issued 353,982 shares of our Common Stock (valued at $708,000) in exchange for all of the outstanding shares of Interpro. We accounted for the acquisition as a purchase.

         CHEMOTRADE GmbH

         Effective June 1, 1998, we acquired all of the outstanding shares of Chemotrade GmbH, 75 percent of the outstanding shares of Chemotrade Leipzig GmbH and 6 percent of the outstanding shares of IUT (collectively "Chemotrade"). All three companies are located in Germany. Chemotrade GmbH is located in Dusseldorf, Chemotrade Leipzig GmbH is located in Leipzig, and IUT is located in Berlin. All three companies were owned by two common shareholders. All three companies continue to be engaged in the distribution, development and manufacture, of stable and radioactive isotopes. We paid the unaffiliated former owners of Chemotrade $758,000 in cash, 357,730 restricted shares of our Common Stock valued at $894,000, and two interest bearing notes, one for $924,000 which was paid in September 1998, and a second note for $826,000 which was partially paid in June 1999, with the balance due in July 2000.

         The sellers guaranteed Chemotrade's defined pre-tax earnings during the sixteen months ended April 30, 1999, and the twelve months ended April 30, 2000, and 2001. Chemotrade has met the initial pre-tax earnings goal for the sixteen months ended April 30, 1999. If the defined pre-tax earnings for 2000 and 2001 are met, the sellers will receive additional consideration of $271,000. If the defined pre-tax earnings are not met, the consideration will be reduced.

BUSINESS THAT WE SOLD

         On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC ("Eagle-Picher") for $8,200,000, including $1,500,000 to be paid over a period of three years. Eagle-Picher's obligation to pay the final $1,500,000 is subject to certain contingencies. We received cash of approximately $6,700,000 from Eagle-Picher at the closing, of which approximately $1,200,000 was used to pay certain accrued liabilities.

         The Agreement executed between us and Eagle-Picher provides for:

         (1) Our sale of the depleted zinc business to Eagle-Picher for a purchase price including approximately $6,700,000 in cash plus three additional payments of $500,000 over the next three years, and

         (2) Eagle-Picher's sale to us of 200 kilograms of silicon-28 in consideration for a forty-two (42) month Warrant grant to Eagle-Picher for the purchase of 4,000,000 shares of our Common Stock at purchase price of $3.75 per share. The Warrant is subject to a registration rights agreement. The number of shares issuable upon exercise of the Warrant can be reduced if Eagle-Picher is unable to supply the full 200 kilograms of silicon-28 during calendar year 2000.

         Related to, but separate from, the sale of the depleted zinc business, we contemporaneously signed a ten-year Supply Agreement by which we will have the exclusive right to purchase quantities of isotopically pure silicon-28, silicon-29, and silicon-30, and a non-exclusive right to purchase quantities of isotopically pure carbon-12 and carbon-13 produced by Eagle-Picher from its Oklahoma-based facilities for a ten-year period. The Supply Agreement locks-in what we believe is a favorable purchase price for the aforementioned isotopes. As partial consideration for the exclusivity provision, we agreed to pay Eagle-Picher a fee equal to 3.0% of the net revenues from all sales made by us of products incorporating enriched silicon isotopes supplied by Eagle-Picher. The ability of Eagle-Picher to produce isotopes meeting the specifications of the Supply Agreement is contingent upon Eagle-Picher successfully beginning production of silicon-28 as scheduled by April 2000.

BACKGROUND

         An isotope is one of two or more species of the same chemical element, which differ from one another only in the number of neutrons in the nucleus of the atom. The different number of neutrons can create significantly different nuclear physics characteristics. To take advantage of some of these different characteristics, it is usually necessary to increase ("enrich") or decrease ("deplete") the concentration of a particular isotope. There are over 280 naturally occurring stable isotopes of 83 elements. Some elements have only one naturally occurring stable isotope, while others have many. Stable isotopes are not radioactive.

         Stable isotopes of an element differ in mass and diameter, as well as several nuclear properties, such as cross-section, spin and magnetic moment. Differences in these properties can result in substantially different effects, and some of these differences have the potential for commercial application. For example, in ultra chemically pure crystals grown for electronics or optical applications, isotopic impurities are the greatest contributor to crystal disorder because of mass and diameter variations. Eliminating this disorder by using a single enriched isotope (i.e. isotopically pure substance) results in increased thermal conductivity and optical transparency, and thus in improved product performance. Similarly, enriching or depleting isotopes based upon their cross-sections allows materials to be engineered for applications in the nuclear power industry, for controlled doping of some semiconductors in the computer industry, and for use as targets to produce radioisotopes for the medical and other industries.

         Stable isotopes of an element do not differ significantly in their chemical behavior. By varying the natural abundance of isotopes present in the material it can be "Tagged". Varying the natural abundance gives a material its own unique mass or nuclear magnetic signature. Most importantly, tagging in this manner does not change a given material's chemical properties. Though chemically equivalent, the "tagged" or labeled material is discernible from its unlabeled twin through the use of several types of instruments called spectrometers.

         COMPANY STRATEGY

         We believe that our strength is the ability to bring the necessary ingredients together to identify, evaluate, develop, engineer, and successfully commercialize applications for stable isotopes and value-added products manufactured from stable isotopes. This is evidenced by management's experience (at Isonics and in prior employment) in developing depleted zinc from what was initially a cost prohibitive concept to a commercial product. The worldwide market for depleted zinc is now one of the largest for a stable isotope product.

         We believe we have created a product development model that can serve as a basis for our current and future expansion. To capitalize on the commercial opportunities that have been identified for stable isotopes, we have adopted a business strategy designed to maximize the value of our technologies, business development and management resources, while attempting to minimize capital costs. This strategy involves:

         - focusing on development of high value-added products, which have a competitive advantage in large or growing markets;

         - leveraging research and development expenditures through collaborations, government programs and corporate partnerships;

         - minimizing early capital needs by obtaining stable isotopes through alliances and supply agreements with existing stable isotope sources, followed by investment in company-owned isotope production facilities when markets are more established and the optimum production technology has been determined;

         - obtaining value-added processing technology through sub-contract manufacturing agreements, joint ventures and acquisitions of strategically important technologies and companies; and

         - developing a time-balanced product pipeline to provide a continual supply of new business opportunities.

         PRODUCTS. Depleted zinc sales have historically been our most significant source of revenues. However, in fiscal 1999, our revenues were generated from a more broad range of sources, including depleted zinc sales (approximately 35%), radioisotopes sales (approximately 34%), and other stable isotopes sales including our newly introduced silicon-28 isotope (approximately 15%). The balance of our revenues comes from the operations of our subsidiary, International Process Research Corporation (approximately 16%), who performs metallurgical and mineral processing contract research and process analysis test work. Because we sold our depleted zinc business in December 1999, depleted zinc will continue to be a significant contributor to our revenues from operations in fiscal 2000, however depleted zinc sales will cease to be a significant contributor to our revenues in subsequent fiscal years.

         RADIOISOTOPES. With the acquisition of Chemotrade GmbH in Germany, we have expanded our product offerings to include radioisotopes produced at several facilities in Russia and Uzbekistan. Radioisotopes are radioactive. These products are sold to us under territory-specific, exclusive distribution agreements with the licensed representatives of the production facilities. Extensive export controls effectively restrict the flow of these products to well-defined channels, limiting the price competition more commonly observed with some stable isotope products from countries that once were part of the former Soviet Union. Sales of these products represented 34% of net revenues in fiscal 1999.

         Radioisotopes are used in fields as diverse as basic physics, biomedical research, medical imaging and therapy, radioactive waste management technology development, and inspection/verification technologies. Several of these market segments are already experiencing strong growth, and with additional radioisotope-based products in various stages of development and regulatory approval, promise significant potential for further growth. Examples of existing and emerging applications follow.

         BIOMEDICAL RESEARCH. Traditionally, numerous aspects of the many phases of drug development have been carried out using radioisotope-labeled versions of promising compounds. Metabolism, distribution, mode of action and elimination of candidate drug compounds can be studied with the radioisotopes of hydrogen, carbon, and phosphorus, among others. We have been supplying several precursor compounds labeled with carbon-14 to a major manufacturer who incorporates them into more complex radioisotope labeled compounds for use in basic research and pharmaceutical development. The precursors are produced under contract with a company in which we hold a small minority share. While rational drug design and stable isotope labeled compounds represent competition for this more traditional approach to research and drug development, we believe a combination of increasing drug development activity and the large body of data and experience will ensure a strong market for these products.

         MEDICAL IMAGING AND THERAPY. Radioisotopes have been used for years in the diagnosis and treatment of many medical conditions in humans. The trend in these two areas has been towards increasingly more specific chemicals which, after labeling with the radioisotope and introduced into the patient, quickly concentrate at the site of interest. In theory, the appropriate choice of chemical and radioisotope labels would allow disease detection and determination of extent, followed by therapy selection, administration and monitoring. Several classes of chemical compounds ranging from monoclonal antibodies to peptides, most recently, are being developed, tested and approved for use in the detection, and eventually, the treatment of many disease states. While certain isotopes will remain the dominant radioisotopes for imaging and therapy monitoring, they typically have no role in therapy. We believe that with the increased supply of new radioisotopes and the ongoing development of highly specific biochemical therapies, this market segment represents a major growth opportunity.

         BRACHYTHERAPY. Cancer therapy continues to evolve to more effectively target the many different types of cancer. The radioisotope labeled compounds mentioned above promise great advances in focused treatment, but are still well in the future. Today, external beam radiotherapy and chemotherapy are the predominant technologies used in cancer treatment, but another technology, brachytherapy, is emerging in the treatment of specific disease states like prostate cancer. In this technique, small sealed sources are inserted directly into the tumor using a variety of minimally invasive surgical methods. The radioisotope is chosen to ensure that only the tissue immediately adjacent to the implanted seed is irradiated; this avoids irradiating nearby healthy tissue as occurs with external beam radiotherapy. Several companies (Theragenics, North American Scientific, International Isotopes, etc.) already offer or have announced plans to offer brachytherapy products for the treatment of certain forms of prostate cancer. Studies continue in the application of this technique for other tumor types, including some breast cancers. We currently supply several companies with radioisotopes for this application. We believe this market segment represents one of the largest growth opportunities for radioisotopes.

         Another form of brachytherapy involves the temporary introduction of a sealed and shielded source of radioisotope into the body to deliver a localized, high dose irradiation of tissue. One of the applications being evaluated is for irradiation of vessel walls immediately following balloon angioplasty to reduce the occurrence of restenosis. We believe this application and others like it will take several years to develop, but they represent interesting and promising new opportunities for radioisotopes.

         INDUSTRIAL APPLICATIONS. Numerous industrial applications require radioactive materials. One of the largest uses is in radioactive source standards. These are employed as calibration tools for numerous radiation detectors, with one of the largest group of users being the Nuclear Medicine departments in the thousands of hospitals throughout the world. We supply many isotopes used in the manufacture of these sources and distribute the finished products of one of these manufacturers in parts of Europe. The continued growth in the numbers and complexity of nuclear medicine imaging equipment, especially PET (positron emission tomography), should ensure growth in the demand for these radioisotopes.

         STABLE ISOTOPE LABELED COMPOUNDS. Stable isotope labeled compounds (known as "SILCs") are created by incorporating carbon, nitrogen, hydrogen, and oxygen isotopes into several thousand relevant chemical compounds. Sales of SILCs represented approximately 15% and 16% of our net revenues in fiscal 1999 and 1998 and, because of the sale of our depleted zinc business, we expect this percentage to increase in and after fiscal 2000. SILCs allow researchers to probe the metabolism of living systems, determine the structures of important biological compounds, design new drugs and measure extremely low levels of environmental toxins. We believe that greater availability of stable isotopes and advances in instrumentation (improvements in sensitivity and reduced cost) will promote increased demand for SILCs. We have expanded our ability to acquire some of these isotopes as a result of the Supply Agreement we entered into with Eagle-Picher. If Eagle-Picher is able to produce enriched carbon isotopes from its facilities in Oklahoma, we will have expanded our supply of these isotopes and we will no longer be solely dependent on facilities in the former Soviet Union as suppliers of these isotopes. Examples of existing and emerging applications include:

         METABOLIC STUDIES. Increasingly, drug studies are performed with labeled drugs to facilitate research on metabolism, distribution, mode of action, and elimination. The FDA may eventually mandate the labeling of all new drugs for investigational use during some or all phases of pre-clinical and clinical evaluations of these drugs, but there can be no assurance that the FDA will make this mandate in the near future, if at all.

         RATIONAL DRUG DESIGN. Nuclear magnetic resonance ("NMR") spectroscopy is being developed as a tool to determine the structure of larger and larger molecules in solution, many of which cannot be analyzed by the more traditional x-ray crystallography techniques. We believe that this new NMR sensitivity, combined with the sophisticated isotopically labeled cell growth media needed to produce the labeled human proteins, will require an increasing supply of the stable isotopes of carbon, nitrogen, and deuterium.

         PRODUCT TAGGING AND STEWARDSHIP APPLICATIONS. The source of materials and explosives may be identified, without changing their chemistry, by tagging with the stable isotopes of carbon, nitrogen, oxygen, and hydrogen. Several other approaches are currently being implemented, and other technologies have also been proposed. These other approaches involve the addition of extraneous materials such as dyes, exotic chemical compounds or radioactive compounds. We believe that adding such extraneous materials can sometimes detract from the performance of the product. Tagging with small amounts of isotopically engineered versions of the material itself results in a unique identifier that behaves chemically in exactly the same way as the host material.

         Our efforts to date in the production and sales of SILCs have focused on structurally simple "building block" compounds which are used by our customers to synthesize more complex and higher value SILCs. We market carbon-13 and nitrogen-15 building block SILCs, which we obtain through our supply alliance with several stable isotope producers. In the near term, we will continue this strategy of supplying "building block" forms of stable isotopes while at the same time increasing our production capacity both at our alliance producers and our facilities.

         In addition to providing additional revenue potential and possibly higher margins, we believe that developing or acquiring complex SILC synthesis capability would be synergistic with our efforts to develop the breath test diagnostics product area, and would also aid in early identification of future stable isotope business opportunities.

         DIAGNOSTIC BREATH TESTS. Healthcare consumes a large amount of resources in the United States and worldwide. We believe that substantial changes are taking place to control or reduce the high cost of healthcare. A significant trend is a general shift from therapy to cost-effective prevention. Early diagnosis of conditions which otherwise could require expensive therapies could help diminish the risks and expense of such subsequent procedures. We have elected to pursue what we believe is a promising segment of this market: diagnostic breath tests ("DBTs").

         Breath tests are all based on the same principle and use a common instrument to measure the result:

         - a small amount of a carbon-13 SILC (referred to as a substrate) is swallowed by the patient;
         -  breath samples are collected at regular intervals; and
         -  breath samples are analyzed for their carbon-13 content.

         Most DBTs are intended to replace unpleasant, costly and sometimes risky procedures such as endoscopies and biopsies of the digestive system. We believe that DBTs may become a widely used and accepted diagnostic tool. Certain DBTs are currently being sold in the U.S. and in Europe. Their ease of administration may allow medical internists and general practitioners to use them, potentially resulting in lower cost, earlier diagnosis, and broader application.

         The market for DBTs is defined by the incidence of diseases addressed, and existing, alternative diagnostic procedures. The urea breath test is the most established DBT. As they become more widely available, carbon-13 urea breath tests ("UBTs") may address a potential population of approximately 8,000,000 peptic ulcer patients in the U.S., who presently utilize drugs and procedures with an estimated cost of at least $2 billion each year. We believe that the UBT, coupled with antibiotic treatment, can reduce the cost of peptic ulcer management. Two companies in the U.S. have received FDA approval for a carbon-13 UBT. We believe that several companies in Europe have received regulatory approval.

         The following table identifies additional breath tests, which are at various stages of clinical research and pre-clinical and clinical trials by various third parties.

     BREATH TEST                              CONDITION DIAGNOSED
     -----------                              -------------------
(13)C-Urea                           Helicobacter pylori
(13)C-Triolein                       Fat malabsorption
(13)C-Spirulina                      Gastric emptying
(13)C-Galactose                      Liver function
(13)C-Xylose                         Small Bowel Bacterial Overgrowth (the major cause of chronic diarrhea)
(13)C-Aminopyrine                    Liver function
(13)C-Caffeine                       Liver function
(13)C-Erythromycin                   Cyclosporin dosage following transplantation
(13)C-Valine                         Genotype of MSUD (Maple Syrup Urine Disease)
(13)C-Sucrose                        Sucrose malabsorption (sucrase-isomaltase complex deficiency)
(13)C-Starch                         Pancreas amylase function
(13)C-Cholesteryl Octanoate          Pancreas esterase function


         We have entered this market supplying carbon-13 to manufacturers. We are considering the possibility of manufacturing pharmaceutical-grade substrates sometime in the future. We purchase carbon-13 from the Institute of Stable Isotopes located in Tblisi, Georgia. This institute was the center of development of technology for light isotope separation in the former Soviet Union.

         We are investigating the feasibility of building such plants and are considering various strategic options, such as partnering or acquisition of complementary technologies or businesses, to leverage our carbon-13 production capability. One such effort is the Supply Agreement we negotiated with Eagle-Picher for the supply of various isotopes including carbon-13 as described above.

         The DBT business is subject to extensive government regulation. The products and instruments used, which may be regulated as drugs and devices, are subject to the scrutiny of FDA review and approval as well as ongoing FDA inspection of most aspects of the production, marketing, distribution and use of these tests. We believe that the production and marketing of DBTs are also subject to similar regulatory controls in the foreign countries where we would likely seek to market products. Consequently, such products cannot be commercially introduced for several years, and there can be no assurance that the products would ever be approved for use.

         MEDICAL IMAGING AND THERAPY MATERIALS. Stable isotopes of thallium, zinc, cadmium, xenon, oxygen, strontium, and many others are routinely used in a variety of medical imaging and therapy applications. In their enriched form or converted to a specific radioactive isotope in a cyclotron or nuclear reactor, these materials are incorporated in chemical compounds which concentrate in specific parts of the human body upon injection, inhalation, or ingestion. Measuring the distribution of the materials in the patient can assist physicians in diagnosing disease states and developing appropriate treatment therapies, some of which incorporate radioactive materials produced from stable isotopes.

         We have decided to pursue one particular target isotope, oxygen-18, used to produce fluorine-18, which is incorporated into the pseudo-sugar, FDG, and used in Nuclear Medicine to diagnose multiple metabolic abnormalities. Recent approvals by the FDA, favorable reimbursement levels by Medicare/Medicaid and third party insurers, combined with similar dynamics in Europe and Asia are expected to result in significant growth in FDG studies, which should translate into increased oxygen-18 demand. Buyers of oxygen-18 range from the single site users who purchase in gram quantities, to the radiopharmacy companies who will buy in kilogram quantities.

         To meet this demand, we announced in May 1999 a multi-year joint cooperation agreement with Global Scientific Technologies in Russia, which is the third largest producer of oxygen-18 in the world. With market demand exceeding supply and increasing market prices, this agreement encompasses current production, increased production through recycling, new production facilities in the United States and elsewhere, and new value-added forms of the isotope. The agreement has resulted in a shift in our sales and marketing strategy from smaller buyers to larger commercial providers of irradiation equipment, flourine-18, and FDG, who will likely dominate the market and whom we anticipate will favor long-term supply partnerships.

         We will initially focus our sales efforts on the smaller buyer until assured supplies permit us to aggressively pursue long-term supply agreements with the large radiopharmacy companies, like PetNet, Syncor, and Nycomed-Amersham, who we believe will dominate this market through their networks of regional radiopharmacies. To supply this anticipated demand, we are exploring a combination of options that include exclusive distribution rights for existing production, investment in expansion of existing production facilities, and investment in our own production facilities.

         Most phases of the development and ongoing production of these materials are controlled by the FDA and similar foreign regulatory agencies. This fact, combined with the complexities of production and distribution, has resulted in a market with only a few manufacturers. Tight quality control requirements, and the importance to the health-care industry of a ready supply of these drugs, leads these manufacturers to pay close attention to their stable isotope suppliers. Quality, supply reliability, ultimate source, breadth of offerings, price and track record are principal factors that a manufacturer considers in evaluating a potential stable isotope supplier. Much of the material used to manufacture such products originates in countries of the former Soviet Union. While the U.S. Department of Energy ("DOE") has facilities that can manufacture stable isotopes, its costs are usually substantially higher because of the full cost recovery mandated by legislation governing the DOE's operations.

         We believe that we are capable of supplying many of the stable isotopes currently sold in this market. Since the original impetus for new applications of stable isotopes in health care frequently comes from the drug manufacturers, we have recently begun marketing our products, services and capabilities to the existing and emerging manufacturers.

         ISOTOPICALLY PURE SEMICONDUCTORS. Isotopic purification of carbon used to manufacture synthetic diamonds has resulted in substantially improved physical properties. Published tests conducted by General Electric Corporation and others have shown that the removal of a small amount of carbon-13 to produce isotopically pure carbon-12 synthetic diamonds can result in a 50% improvement in thermal conductivity of the diamond at room temperature. Additionally the new diamond was found to be highly transparent, and the transmission of certain frequencies of laser light was increased by approximately ten times without the diamond sustaining damage. General Electric Corporation has stated that isotopically pure carbon-12 diamonds may enable faster, more reliable computers due to their superior heat removal capability and may result in more efficient cutting tools and more accurate laser measurement devices, and that the new diamonds may enable designers to use lasers in semiconductor fabrication techniques.

         Studies conducted at Lawrence Berkeley Laboratory and the Max Planck Institute on isotopically pure germanium have shown thermal conductivity improvements similar to those found in isotopically pure carbon-12 diamonds. The thermal conductivity of a thin film of isotopically pure silicon-28 was demonstrated by a researcher at Brown University in 1997. The thermal conductivity was found to be 60% higher than natural silicon at room temperature and 40% higher at 100 degrees Centigrade. We believe that this level of thermal conductivity improvement should significantly benefit the semiconductor industry, and therefore we have decided to concentrate our development efforts on silicon-28 for the near term future.

         According to the Semiconductor Industry Association, the 1998 market for silicon wafers and other semiconductor substrates was approximately $7 billion. Improvement in the thermal conductivity of silicon is important since as the feature size of semiconductor devices continuously decreases, the power density increases. As power density increases, more heat is generated per unit volume causing the device-operating temperature to rise. The semiconductor industry is moving toward lower operating voltages and is using mechanical means to remove bulk heat, but we believe that greater heat dissipation on the micro scale will become even more important to the industry in the future. Better thermal conductivity directly affects heat removal capability, and indirectly improves device speed. As the industry moves toward deep sub-micron devices, the ability to remove heat will be a prime consideration for the semiconductor industry.

         We believe that if commercial opportunities emerge, isotopically pure silicon-28, deployed as wafers or substrates and as silane or trichlorosilane gas for building epitaxial layers should find a niche in the manufacture of high-performance silicon semiconductors. Even at a premium price, we believe that silicon-28 can compete in high-performance, less cost-driven markets. We have produced isotopically pure silicon-28 silane gas, and we have produced silicon-28 epitaxial layers on natural silicon substrates.

         We believe that these materials meet industry standards for semiconductor fabrication and have met the quality standards for microprocessor fabrication. We have provided specimens to academic institutions and industrial semiconductor manufacturers. These institutions have agreed to measure certain physical and electrical properties of silicon-28, manufacture devices, and compare the performance to devices made with natural silicon. Epitaxial wafers with layers of silicon-28 made to custom specifications are currently for sale in pilot-scale quantities. It is our goal to provide silicon-28 epitaxial wafers to a wide variety of semiconductor manufacturers, but the best near term opportunity appears to be microprocessors and certain power semiconductors. To this end, we delivered wafers to Advanced Micro Devices in the fourth quarter of fiscal 1999.

         During fiscal 1999, we acquired an exclusive license to two U.S. patents owned by Yale University, concerning isotopically pure semiconductor devices. These patents expire in 2009 and 2012 and cover silicon, germanium, gallium arsenide and most isotopically pure compound semiconductors. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. There can be no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products or that a market will emerge for any such products.

         During fiscal 1999, we signed a joint research and development agreement with Silex Systems Ltd. The agreement calls for Silex to partially fund some of our development activities and for Silex to assess the feasibility of building a silicon isotope separation plant using Silex's patented laser isotope separation process. These agreements represent the launch of our efforts to ensure a large supply of silicon isotopes at a reasonable cost to support the large-scale manufacture of isotopically pure silicon wafers. In December 1999, we entered into a Supply Agreement with Eagle-Picher Technologies, LLC for the supply of isotopically pure silicon-28 from its Oklahoma-based facility. This Supply Agreement superceded a prior agreement, signed in fiscal 1999, with Eagle-Picher to cooperate on developing silicon-28 production capabilities at the Oklahoma facility. As of

February 10, 2000, no silicon-28 has been delivered by Eagle-Picher, however, shipments are scheduled for April 2000 per the terms of the agreement.

         RESEARCH AND DEVELOPMENT

         Consistent with our product development strategy, we are seeking to identify and evaluate a variety of new stable isotope products and potential markets for economic and technical feasibility. We will continue to fund research and development to improve technologies for isotope separation and materials processing technologies. During fiscal 1999 and 1998, research and development expenses were $1,155,000 and $811,000, respectively. Research and development expenditures during the nine months ending January 31, 2000 were approximately $919,000.

         We have focused our efforts on developing lower-cost carbon-13 separation methods and the production of high chemical-purity silicon-28 silane gas and epitaxial wafers made from that silane gas. To date this work has been performed for us on a sub-contract basis by unaffiliated contractors. We attempt to retain, to the maximum extent possible, ownership of any intellectual property resulting from such work.

         We have been seeking to enter into formal joint development agreements with a number of semiconductor industry participants in the areas of silicon wafer manufacture and various potential applications for isotopically engineered silicon. During fiscal 1999, we signed an agreement with Voltaix, Inc. to be the distributor of our products for the ion implantation industry. The first product being sold in accordance with the Voltaix agreement is silicon tetrafluoride enriched in the silicon-29 isotope. The isotopically enriched materials allow higher beam currents and higher productivity than the natural silicon tetrafluoride currently used in the industry.

         PATENTS AND PROPRIETARY RIGHTS

         We rely primarily on a combination of trade secrets, confidentiality procedures and contractual provisions to protect our technology. Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights in information, materials and intellectual property that we regard as proprietary to as great an extent as do the laws of the United States. There can be no assurance that our means of protecting our rights in proprietary information, materials and technology will be adequate or that our competitors will not independently develop similar information, technology, or intellectual property.

         We currently have no patents in our own name and have not filed any patent applications. We have rights to several isotopically engineered innovations regarding electronic and optical materials which we believe may be patentable. Ongoing work in the area of isotope separation by chemical means may also lead to patentable inventions.

         In April 1999, we announced that we had entered into an exclusive licensing agreement with Yale University that entitles us to exclusive intellectual property right to patents covering semiconductor devices derived for isotopically engineered materials. The license requires payment by us of a royalty based on a percentage of our, or our sublicensees', net sales of products derived from technology covered by the Yale patents (#5,144,409, dated September 1, 1992, and #5,442,191, dated August 15, 1995).

         SIGNIFICANT CUSTOMERS

         Four separate customers accounted for 10% or more of net revenues in fiscal 1998: 47%, 18%, 12% and 11%. Two separate customers accounted for 10% or more of net revenues in fiscal 1999: 23% and 13%. At January 31, 2000, one customer accounted for approximately 18% of net revenues during the nine months ended January 31, 2000. The same customer accounted for approximately 17% of net revenues during the nine months ended January 31, 1999.

         COMPETITION

         The markets for our products and proposed products are highly competitive, and we expect that competition will continue and increase as markets grow and new opportunities are realized. Some of our current competitors, and many of our potential competitors, are larger and have significantly greater financial, technical, marketing and other resources. Some of our competitors may form partnerships or alliances with large pharmaceutical or electronics companies, with the resulting entity possessing more market strength than we have. Our competition varies greatly depending on which product or industry is considered.

         DEPLETED ZINC. During fiscal 1999, we were among the leading producers of depleted zinc. We also believed that other entities or persons were expected to begin producing depleted zinc in substantial quantities in the near future. Several such possible producers have adequate technical and financial resources to become viable competitors in the near future. In particular, Siemens has indicated that it has a relationship with Ultracentrifuge Netherlands ("UCN") and GE has indicated that it may establish a second Russian supply source. UCN also competes with us in the markets for medical target isotopes. This competitive environment, along with many other factors, contributed to our decision to sell our depleted zinc business to Eagle-Picher Technologies, LLC in December 1999.

         SILCS AND DBT MATERIALS. We have several larger and numerous smaller competitors in the markets for the SILC products, and we will have additional competitors if we offer breath test diagnostic products and additional SILCs in the future. Two of these companies, Cambridge Isotope Laboratories Inc., and Isotec, Inc., have their own isotope separation capability, while all of our competitors produce some combination of SILCs and DBT substrates. Two recently merged companies in the U.S. have received FDA approval for a carbon-13 UBT. Several companies in Europe have also received regulatory approval. Our principal current competitors and potential competitors also include MassTrace, euriso-top, Aldrich Chemicals, Icon Services, Omicron, C/D/N Isotopes and Martek Biosciences. We have in the past, and may in the future, sell products to or purchase products from these companies.

         SEMICONDUCTOR MATERIALS. Due to the early stage of the semiconductor materials opportunities, we have not identified material competitors in these markets. However, given the potential size and importance of these new potential markets, we anticipate that substantial competition will emerge if these markets develop.

         Many of the areas in which we are or intend to compete are rapidly evolving. There can be no assurance that an existing or potential competitor has already developed, or may develop, a patentable product or process, which will substantially prevent us from competing in our intended markets.

         We compete primarily on the basis of product performance, proprietary position and price. Some of our products may also compete based on product efficacy, safety, patient convenience and reliability. In many cases the first company to introduce a product to the market will obtain at least a temporary competitive advantage over subsequent market entrants.

         MANUFACTURING AND SUPPLY

         Consistent with our strategy to minimize capital expenditures, we obtain isotopes through multi-year supply agreements. To a lesser extent, from time to time, we also obtain stable isotopes from a variety of other Russian isotope sources and may invest in our own isotope production facilities in the future upon determining the optimum production technology. Currently, we obtain substantially all of our isotopes from Russia, the Republic of Georgia, and other locations within the former Soviet Union. In December 1999, we entered into a Supply Agreement with Eagle-Picher Technologies, LLC, for the right to purchase enriched silicon and carbon isotopes from its facilities in Oklahoma. In addition, Eagle-Picher has an obligation to provide us 200 kilograms of isotopically pure silicon-28 during calendar year 2000. The first deliveries from the Eagle-Picher silicon facility are scheduled to begin in April 2000.

         We entered into a Supply Agreement dated July 1996 with Techsnabexport and an isotope enrichment plant located in Russia, which is owned by the Ministry of Atomic Energy of the Russian Federation, which is part of the cabinet of the government of the Russian Federation. Under the Supply Agreement, the plant produced depleted zinc and other stable isotopes for us. We assigned this supply agreement to Eagle-Picher in December 1999.

         We are still receiving other stable isotopes from plants located in Russia. The enforceability of the agreement might be subject to the greater degree of uncertainty than if the agreement was with a U.S. company, and disputes were resolved in the U.S. The supply of stable isotopes could be directly affected by political, economic and military conditions in Russia. Accordingly, our operations could be materially adversely affected if hostilities involving Russia should occur, if trade between Russia and the United States were interrupted or curtailed, or if we should fail to obtain and maintain all necessary governmental approvals. We have assigned this supply agreement to Eagle-Picher and we no longer have any rights under it.

         Operations in Russia entail certain other risks, including, among others, supply disruptions as well as introduction of tariffs and fluctuations in freight rates. See "RISK FACTORS," above. There can be no assurance that our relationship with our processor in Russia will be successfully maintained. Disruption or termination of our supply sources could delay shipments by us and could have a material adverse effect on our business, financial condition and results of operations. We do not presently maintain political risk insurance but we will evaluate the desirability and availability of such insurance in the future.

         The plant with which we have the agreement described above is one of four similar plants which were designed to address the former Soviet Union's and certain other countries' needs for low enriched uranium for commercial nuclear power plant fuel and for highly enriched uranium for military purposes. Following the nuclear accident at Chernobyl, certain of the Russian nuclear power plants have been shut down, reducing demand on these enrichment plants. In addition, in recent years the demand on these plants to produce products for military purposes has declined. In part in response to these trends, the plant has converted a portion of its capacity to processing stable isotopes, and we believe that additional capacity could be converted if the plant decided to do so. We believe that the plant has the potential capacity to meet all of our foreseeable needs for the processing of stable isotopes. We believe that one or more of the other similar enrichment plants may convert part of its capacity to the production of stable isotopes should market demand grow substantially. Certain other facilities elsewhere in the world, including the Oak Ridge National Laboratory in Oak Ridge, Tennessee (which relies on government funding for continuing production), and certain private and pseudo-governmental organizations in Great Britain, Germany, The Netherlands and South Africa, have the potential to produce stable isotopes and, in certain cases, actually produce isotopes.

         Recognizing the need to have more control over the production of Isonics' isotopes, we announced plans for a joint venture with the Institute of Stable Isotopes in the Republic of Georgia, the pre-eminent center for the separation of light isotopes in the countries that comprised the former Soviet Union. This agreement calls for investment by both parties to increase carbon-13 production at the Institute and provides for exclusive sales of all carbon-13 production to Isonics. This agreement also grants rights to us to employ the Institute's separation technology at new production facilities anywhere in the world. The two parties have also agreed to cooperate on development projects, which would include new isotope production technologies, as well as, new applications of isotope products.

         To increase capacity and to geographically diversify our production of certain isotopes, on December 1, 1999, we entered into a Supply Agreement with Eagle-Picher Technologies, LLC, for it to supply us with enriched isotopes of silicon and carbon. We have already purchased 200 kilograms from Eagle-Picher to be delivered during 2000. Eagle-Picher expects to produce these isotopes from its facilities in Oklahoma, a portion of which are currently under construction. There can be no guarantee, however, that the facility will be able to produce high-purity isotopes on commercially reasonable terms. We believe that this relationship with Eagle-Picher may improve our profitability and will improve the security of our supply if the facility performs as expected.

         We have historically depended upon a single processor, located in Russia, for one process involved in the manufacturing of our products, and upon a single supplier or a limited number of suppliers and processors for certain other manufacturing processes. Although we do have written agreements with certain of our suppliers and processors, we do not have any written agreements with other suppliers and processors. We seek to reduce our dependence on our sole and limited suppliers, but disruption or termination of any of the sources could occur, and such disruptions could have at least a temporary material adverse affect on our business, financial condition and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could materially adversely affect our relations with our customers. Although the relationship with Eagle-Picher should provide greater security for our supply of silicon and carbon isotopes, if the facility performs as expected, there can be no assurance that it will in fact do so.

         GOVERNMENT REGULATION

         Regulation by government authorities in the United States and other countries is a significant consideration in the development, production, distribution and marketing of our products and in our continuing research, development, and other activities. In order to clinically test, manufacture, distribute, market, and sell products, especially those intended for therapeutic or diagnostic use, mandatory procedures and safety and other standards established by applicable regulatory authorities must be followed. In many cases, specific approval to clinically test and commercially distribute such products must be obtained from numerous governmental authorities. Furthermore, we are subject to various laws, regulations and requirements relating to such matters as the import and export of our products, ensuring safe working conditions, laboratory and manufacturing practices, the use and disposal of hazardous or potentially hazardous substances used in connection with our research, development and manufacturing activities. Some of the regulations are summarized below.

         FDA REGULATION. We are not currently subject to any FDA regulation because we do not currently manufacture any DBTs, drug products, or other medical devices. Our customers may, in many cases, be subject to FDA regulation. If we, in the future, test, manufacture, market, distribute, export, or sell diagnostic products (such as any DBTs) or medical devices, we will also likely be subject to extensive and rigorous regulation by the United States and other countries in which we may choose to test, manufacture or market our proposed diagnostic products. We have not determined those countries, other than the United States, where we might seek regulatory approvals to market any such products it may develop. The products we intend to develop are subject to rigorous preclinical and clinical testing and other FDA approval requirements, and similar requirements in most other countries.

         EXPORT AND ENVIRONMENTAL CONTROLS. Certain of our products and technology, particularly those having potential nuclear energy or military applications, such as depleted zinc and related technology, are subject to stringent controls over their manufacture, use, distribution, dissemination and export. In many cases, such activities may require approvals or licenses from various U.S. and foreign governmental agencies, and compliance with substantial regulatory controls. Such approvals can be difficult to obtain and maintain and may not be obtainable from certain countries. Furthermore, such approvals or licenses may be restricted or terminated because of changes in laws, regulations, policies governing those approvals and licenses, or changes in the political or other matters in the countries granting such approvals or licenses to which our products and technology would be exported.

         Likewise, certain of our current and potential operations may necessitate submitting registrations or notifications to federal and state regulatory authorities responsible for environmental and related matters, including the U.S. Environmental Protection Agency ("EPA"). Additionally, we are required to comply with stringent controls pertaining to the handling and distribution of our products and operations, including under certain conditions obtaining governmental approvals and licenses, either of which may be subject to significant restrictions. Violation of any of these regulatory controls may subject us to significant administrative civil and criminal penalties, including loss of our approvals and licenses, or the imposition of additional restrictions on our operations. There can be no assurances that we will be able to obtain and maintain the approvals or licenses necessary to successfully market our products and technology, or that it will be able to comply with applicable laws and regulations. Any such failure to obtain such licenses or approvals, where required, and comply with such laws and regulations may materially and adversely affect our business, financial condition and results of operations.

         REGULATION OF NON-MEDICAL CHEMICAL PRODUCTS. The import, export, handling, transportation, sale, storage and other activities undertaken in connection with our non-medical products are subject, or potentially subject, to substantial federal, state, local and foreign government controls pertaining to hazardous chemicals and chemical wastes, import export controls and other matters. These regulations are complex, pervasive and constantly evolving. Our ability to effect and maintain compliance with these controls is important to our commercial success.

         With respect to transportation of our products, we rely predominantly on Russian and U.S. freight carriers to handle and deliver all our shipments, and utilize domestic overnight courier services for shipments to our customers. These carriers must comply with Department of Transportation ("DOT") regulations in the shipping and packaging of the stable isotope chemicals. We must also comply with DOT regulations when packaging material kept in inventory for domestic shipment. As required under federal and state law, we have prepared Material Safety Data Sheets ("MSDS"), which are enclosed with each product shipment. We must periodically update our MSDS sheets based on new literature reports. We cannot assure that our MSDS sheets will continue to be in compliance with applicable requirements.

         The shipments received at our Columbia, Maryland facility are subject to Federal and Maryland regulations pertaining to hazardous chemicals and hazardous waste disposal. These shipments are stored in an area of the facility designated for such materials. Currently, we are considered a small quantity generator of hazardous waste and will rely on certified haulers to dispose of our minimal amounts of hazardous waste. We believe we are in compliance, in all material respects, with applicable federal and state environmental regulatory requirements.

         Should the levels of hazardous waste increase as our inventory and handling operations increase in volume, we would then have to comply with Environmental Protection Agency ("EPA") requirements and obtain an EPA ID number, which is costly and requires an increased investment of personnel and money. We have no experience in this area of compliance and we would have to rely on outside consultants or hire additional employees with pertinent experience and training. Potentially, if substantially larger inventories of hazardous chemicals must be maintained at the Maryland facility, we might have to move to new facilities in order to meet EPA requirements for the storage of hazardous chemicals.

         The shipments from Russian manufacturing sources now enter the U.S. duty free (without tariff); however, there can be no assurance that such duty-free importation will continue. If the shipments are subject to tariff, we cannot assure that we will be able to sell the imported products or that the products will be commercially viable because of these increased tariff costs.

         The Nuclear Regulatory Commission ("NRC") has authority to regulate the importation and exportation of deuterium containing chemicals whose ratio of deuterium atoms to hydrogen atoms exceed 1:5,000. At present, the deuterium containing compounds that we import do not require any special licenses or importation authorization. There can be no assurances that the NRC will continue these policies. The NRC regulates exports of deuterium containing chemicals under general license. We will not be able to ship these chemicals to certain countries that require a special license for such shipments; none of these countries represent significant current or expected future markets for our anticipated and present products. In addition, certain technology or products that we have or may in the future develop, may be subject to other government controls pertaining to armaments, including the need to obtain special licenses for exports. The imposition of such controls may impair our ability to broadly market such products.

         PRODUCT LIABILITY AND INSURANCE

         Our business exposes us to potentially substantial product, environmental, occupational and other liability risks which are inherent in product research and development, manufacturing, marketing distribution and use of our products and operations, including, but not limited to, products used in nuclear power plants and medical device products. We have product liability insurance in order to protect ourselves from such potential exposures. There can be no assurance that adequate insurance coverage will be available at an acceptable cost, if at all, or a product liability or other claim would not materially and adversely affect our business or financial condition.

         The terms of our agreements with our customers provide that liability to nuclear power plant utilities is limited to our standard warranty to replace non-conforming product, and liability for consequential damages caused by the improper use of our products is limited by contractual terms. Nevertheless, one or more third parties could bring an action against us based on product liability, breach of warranty or other claims, and, there can be no assurance that the foregoing contract clauses would effectively limit our liability in any such actions.

         EMPLOYEES

         As of January 31, 2000, we had 31 full and part-time employees, of whom eight have Ph.D.s and one other has an advanced degree in engineering. Approximately seven employees are involved in research and product development, ten in manufacturing and sourcing, and fourteen in business development and administration, but such employees' responsibilities may also encompass areas other than their primary area of responsibility. We consider our relations with our employees to be good. None of our employees are covered by a collective bargaining agreement.

         PROPERTIES

         We relocated our headquarters to Golden, Colorado in December 1998, and now share facilities with our wholly-owned subsidiary, Interpro. Interpro leases approximately 41,000 square feet of office, research and production facilities. The lease expires in July 2000. The facility is used for contract research and development and materials processing as well as administration. By combining our headquarters into the facility of our subsidiary, we have significantly reduced our costs for both space and administrative support. We also lease 650 square feet for an administrative office in Columbia, Maryland that expires November 30, 2001. Chemotrade leases office space in Dusseldorf and Leipzig, Germany.

         LEGAL PROCEEDINGS

         We are not subject to any pending or, to its knowledge, threatened, legal proceedings.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of all the Directors and Executive Officers of Isonics, and the positions held by each such person. The directors each serve until their successors are duly elected and qualified; officers are appointed by, and serve at the pleasure of, the Board of Directors.

         NAME                  AGE               POSITION
         ----                  ---               --------
James E. Alexander               51       President, Chief Executive Officer and Chairman of the Board

Boris Rubizhevsky                49       Senior Vice President, Vice Chairman and Director

Daniel J. Grady                  45       Vice President, Medical, Research and Diagnostics

Stephen J. Burden                51       Vice President, Semiconductor Materials

Brantley J. Halstead             42       Chief Financial Officer, Vice President, Finance

Robert Cuttriss                  50       President of Interpro

Herbert Hegener                  53       Managing Director of Chemotrade

Lindsay A. Gardner (1)(2)        46       Director

Richard Parker (1)(2)            56       Director

Larry J. Wells (1)(2)            53       Director


(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

         Each of the directors holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. Each officer serves at the discretion of the Board.

         Mr. Alexander is our co-founder and has served as our President, Chief Executive Officer and a director since our inception. He has worked full-time for Isonics since January 1994. From June 1972 to December 1993, he worked in a variety of technology positions at General Electric Corporation ("GE") in the aircraft engine and nuclear power businesses, where his last position was Manager of Technology Programs. Mr. Alexander received his Bachelors degree in Metallurgical Engineering from the University of Cincinnati and performed graduate work in materials science there. He earned a Masters degree in Business Administration from Santa Clara University.

         Mr. Rubizhevsky is also a co-founder of Isonics and has been a Senior Vice President and a director since inception and became Vice Chairman in March 1997. From November 1986 through December 1994, he owned and operated SAR Marketing, a consulting firm providing business advice and services to large multinational corporations. From June 1977 to May 1986, Mr. Rubizhevsky worked at General Electric Corporation as Business Development Manager in various international locations. He received his Bachelors degree in Engineering from Stevens Institute of Technology.

     Dr. Grady joined us as Vice President, Medical, Research and Diagnostics in 1995. From March 1994 through September 1995, Dr. Grady was Vice President of Research and Development at Sopha Medical Systems, a medical diagnostic imaging equipment manufacturer. From April 1991 until March 1994, he served as Marketing Manager, Nuclear Energy for General Electric Corporation ("GE"). From May 1988 through March 1991, Dr. Grady served as Software Engineer Manager, Nuclear

Medicine for GE in England. From October 1984 through May 1988, he served as Clinical Applications Manager for GE Nuclear Medicine. Between June 1981 and October 1984, he served as Engineering Analysis Section Head for TRW. Dr. Grady received his Bachelors and Masters degrees, and Ph.D. in Nuclear Engineering from the University of Michigan.

     Dr. Burden joined us in 1997. Prior to joining Isonics Dr. Burden was Director of Product Development at sp3, Inc., a manufacturer of diamond-coated tools. From 1984 to 1993, he was Manager of Advanced Materials R&D at GTE Valenite, a subsidiary of GTE Corporation, a manufacturer of cutting tools. From 1974 to 1984, Dr. Burden was employed by General Electric Corporation in various capacities. Dr. Burden has a Ph.D. and a Masters of Science degree, both in Materials Science, and both from Drexel University. Dr. Burden has a Bachelors degree in Science Engineering, and an MBA from the University of Michigan.

     Mr. Halstead joined us as Chief Financial Officer in 1999 and was promoted to Vice President, Finance effective January 30, 2000. Most recently, Mr. Halstead was Chief Financial Officer of Bio-Medical Automation, Inc. (formerly OZO Diversified Automation, Inc.), from 1997 through 1999. Mr. Halstead also has nine years of management consulting experience, including five years with Deloitte & Touche LLP. Prior to earning his Masters of Business Administration in Finance from the University of Denver, Mr. Halstead worked as a metallurgical engineer. Mr. Halstead received his Bachelors degree in Metallurgical Engineering from the Colorado School of Mines, and his Masters of Accountancy from the University of Denver.

         Dr. Cuttriss has served as the President of Interpro since 1993. With 29 years experience in process operations in the mining and metallurgical industries, Dr. Cuttriss' experience includes holding the title of principal consultant and director of Metallurgy International, Inc., from 1983 through 1993. He has undertaken management and technical assignments covering the design, commissioning and operation of mineral treatment plants, technical audits and evaluations, pilot plant testing and process development for projects throughout the world. Dr. Cuttriss received his Bachelors and Ph.D. degrees in Metallurgy from the University of Melbourne and his Masters in Metallurgy from the University of Queensland.

     Mr. Hegener is a co-founder of Chemotrade and has served as the President since its formation in 1991. From 1988 to 1991, Mr. Hegener was with Medgenix Deutschland GmbH-Dusseldorf, and his last position with this firm was Managing Director. From 1973 to 1988, Mr. Hegener worked at the Hempel Group, Dusseldorf, Germany, in various management positions. Mr. Hegener is a specialist in stable and radioactive isotopes. He has degrees in Chemistry and Economics.

         Ms. Gardner was elected a director in September 1993. She has served from 1991 through the present as President of LG Associates, a US-based management consulting firm providing materials management expertise to foreign company affiliates of US companies in developing countries. During her tenure at LG Associates Ms. Gardner resided in Moscow, Russia from September 1991 to January 1994, when she moved to Beijing, China, where she currently resides. From 1977 to 1991, Ms. Gardner worked for General Electric Corporation in a variety of management and functional positions including international marketing, quality assurance and materials. Ms. Gardner received a Bachelors degree in International Economics from The George Washington University Elliott School of International Affairs, and earned a Masters of Business Administration from the University of Louisville.

     Mr. Parker has served as a director since August 1998. Mr. Parker is presently Vice-President of Distribution Sales for Cypress Semiconductor and has held that position since December 1997. Previously, Mr. Parker was Director of Sales for Cypress from April 1984 to December 1997. Prior to joining Cypress, he held various sales and marketing management positions at Fairchild Semiconductor from 1973 to 1984. He received a Bachelors degree in Education from the University of North Dakota.

     Mr. Wells was elected a director of Isonics in January 2000. Since 1989, Mr. Wells has been a general partner of SVP Management Company, the management company for Sundance Venture Partners, L.P., a venture capital fund. From 1983 to 1989, Mr. Wells served as Vice President of Citicorp Venture Capital then became Senior Vice president of Inco Venture Capital. Mr. Wells is a director of Cellegy Pharmaceuticals, Identix, Inc., as well as several privately held companies. Mr. Wells received his bachelors degree in Economics and earned a masters degree in Business Administration from Stanford University. Mr. Wells was previously a director of Isonics from September 1996 through December 1998.

         There are no significant employees who are not also directors or executive officers as described above. As of April 30, 1999, and subsequently, there were and are no family relationships among the officers, directors or any person chosen by Isonics to become a director or officer. No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of Isonics Common Stock as of February 29, 2000, by: (i) each of the executive officers named in the Summary Compensation Table; (ii) all executive officers and directors of Isonics as a group; and (iii) all those known by Isonics to be beneficial owners of more than five percent of its Common Stock.

         This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 6,663,017 shares of Common Stock outstanding on February 29, 2000, adjusted as required by rules promulgated by the SEC.

                                                                              BENEFICIAL OWNERSHIP
                                                                  -------------------------------------------
                  BENEFICIAL OWNER                                NUMBER OF SHARES           PERCENT OF TOTAL
                  ----------------                                ----------------           ----------------
James E. Alexander (1)                                                 2,104,779                     31.5%
Boris Rubizhevsky (2)                                                  1,923,293                     28.5%
Stephen J. Burden (3)                                                    300,504                      4.3%
Daniel J. Grady (4)                                                      237,510                      3.4%
Brantley J. Halstead (5)                                                 141,000                      2.1%
Robert H. Cuttriss (6)                                                   337,482                      5.1%
Herbert Hegener (7)                                                      213,865                      3.2%
Lindsay Gardner (8)                                                      293,784                      4.3%
Richard Parker (9)                                                        30,000                      0.4%
Larry Wells (10)                                                          20,000                      0.3%
All executive officers and directors as a group (10                    5,602,217                     69.9%
persons).  The address for all of the above
directors and executives officers is:
5906 McIntyre Street, Golden, CO  80403
Jacques Delente (11)                                                     376,339                      5.6%
Richard Grossman (12)                                                  1,873,336                     27.9%
Anfel Trading (13)                                                       666,668                      9.1%
Fairway Investors (14)                                                   400,000                      5.7%
Eagle-Picher Technologies, LLC (15)                                    4,000,000                     37.5%



(1) Includes (i) 25,000 shares of Common Stock underlying options which are currently exercisable, and (ii) 45,455 shares of Common Stock held in the name of The James & Carol Alexander Family Foundation.

(2)  Includes (i) 91,730 shares of Common Stock held by Mr. Rubizhevsky's wife,
     (ii) 22,500 shares of Common Stock underlying options which are currently exercisable, and (iii) 66,666 shares of Common Stock underlying 33,333 shares of Series A Convertible Preferred Stock and 33,333 warrants to purchase Common Stock of Isonics.

(3) Includes (i) 192,887 shares of Common Stock underlying options (of which 104,312 have vested as of February 29, 2000 and which are currently exercisable), (ii) warrants exercisable for 40,951 shares of Common Stock and (iii) 66,666 shares of Common Stock underlying 33,333 shares of Convertible Preferred Stock and 33,333 warrants.

(4) Includes 222,965 shares of Common Stock subject to stock options that are currently exercisable.

(5) Includes 141,000 shares of Common Stock underlying options (of which 81,000 have vested as of February 29, 2000 and which are currently exercisable.)

(6) Includes (i) 317,482 shares of Common Stock held in the name of Metallurgy International, Inc. In which Dr. Cuttriss and his wife, P. D. Cuttriss, are controlling shareholders, and (ii) 20,000 shares of Common Stock underlying options that are currently exercisable.

(7) Includes 35,000 shares of Common Stock underlying warrants which are currently exercisable.

(8)  Includes (i) warrants exercisable for 91,001 shares of Common Stock, and
     (ii) 30,000 shares of Common Stock underlying stock options that are currently exercisable. Does not include options to purchase 10,000 shares of Common Stock that will be granted to Ms. Gardner if she is re-elected to the Board of Directors at the Annual Meeting of Shareholders scheduled for April 26, 2000.

(9) Includes 30,000 shares of Common Stock underlying stock options which are currently exercisable. Does not include options to purchase 10,000 shares of Common Stock that will be granted to Mr. Parker if he is re-elected to the Board of Directors at the Annual Meeting of Shareholders scheduled for April 26, 2000.

(10) Includes 20,000 shares of Common Stock underlying stock options which are currently exercisable. Does not include options to purchase 10,000 shares of Common Stock that will be granted to Mr. Wells if he is re-elected to the Board of Directors at the Annual Meeting of Shareholders scheduled for April 26, 2000.

(11) Includes (i) 37,272 shares of Common Stock held by the Jacques Delente Revocable Trust, (ii) warrants exercisable for 85,581 shares of Common Stock., (iii) 20,938 shares of Common Stock underlying options which are currently exercisable. Dr. Delente's address is c/o Isonics Corporation, 5906 McIntyre Street, Golden, CO 80403.

(12) Includes beneficial ownership of the following shares: (i) 40,000 shares of Common Stock underlying 20,000 shares of Convertible Preferred Stock and 20,000 warrants owned of record and beneficially by Richard Grossman,
     (ii) 40,000 shares of Common Stock underlying 20,000 shares of Convertible Preferred Stock and 20,000 warrants owned of record and beneficially by Orin Hirschman (of which shares Mr. Grossman disclaims beneficial ownership), (iii) 1,106,668 shares of Common Stock underlying 553,334 shares of Convertible Preferred Stock and 553,334 warrants owned of record and beneficially by Adam Smith Investment Partners, L.P.,
     (iv) 226,668 shares of Common Stock underlying 113,334 shares of Convertible Preferred Stock and 113,334 warrants owned of record and beneficially by Adam Smith Investments, Ltd., and (v) 500,000 shares of Common Stock underlying 500,000 warrants owned of record and beneficially by Adam Smith & Company, Inc., all as set forth on the Schedule 13D filed by such persons on August 12, 1999. The business addresses of Richard Grossman and Orin Hirschman, and the principal executive offices of Adam Smith Investment Partners, L.P. and Adam Smith & Company, Inc., are located at 101 East 52nd Street, New York, New York 10022. The principal executive offices of Adam Smith Investments, Ltd. are c/o Insinger Fund Administration (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(13) Includes 666,668 shares of Common Stock underlying 333,334 shares of Convertible Preferred Stock and 333,334 warrants. The principal executive offices of Anfel Trading Ltd. are c/o Me. Andre Zolty, 24 Route De Malagnou, 1208 Geneva, Switzerland.

(14) Includes 400,000 shares of Common Stock underlying 200,000 shares of Convertible Preferred Stock and 200,000 warrants, as set forth on the
     Schedule 13G filed on August 13, 1999. The principal executive offices of Fairway Investors are located at 8707 Skokie Boulevard, Skokie, Illinois 60077.

(15) This share ownership results from Eagle-Picher's ownership of a warrant to purchase 4,000,000 shares of our Common Stock at $3.75 per share. On March 15, 2000, Eagle-Picher gave us notice of its exercise of the warrants pursuant to a `net exercise' provision. We have not agreed on the terms of the net exercise, although it is likely to result in the issuance to Eagle-Picher of in excess of 3,100,000 shares. We paid the warrants to Eagle-Picher in consideration of its obligation to deliver 200 kilograms of silicon-28 to us. If Eagle-Picher does not deliver the full 200 kilograms to us in calendar year 2000, the shares held pursuant to the exercise of the warrants will be proportionately reduced. The principal executive offices of Eagle-Picher Technologies, LLC are located at 250 East Fifth Street, Suite 500, Cincinnati, Ohio 45202.

         The Series A Convertible Preferred Stock ("Series A Stock") consists of 1,830,000 shares issued with a liquidation preference and conversion right of $1.50 per share. The Series A Stock is entitled to dividends or distributions equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock then obtainable upon conversion of such Series A Stock. The Redemption Trigger Date for the Series A Stock shall be the business day immediately following the thirtieth consecutive trading day that the average closing price during such trading days (or, if no closing price is reported, the average of the bid and ask prices) of the shares of Common Stock was above $8.00 per share (which minimum price shall be proportionally adjusted for stock splits, stock dividends, reverse stock splits and any other subdivision or combination of the Common Stock). After the Redemption Date, we may redeem all or any part of the Series A

Stock at its election at any time and from time to time. The Series A Stock is convertible into Common Stock at the option of the holder until we, if at all, choose to redeem such shares on the basis of one share of Common Stock per share of Series A Stock and, until converted, each share of Series A Stock is entitled to one vote at any meeting of the shareholders of Isonics.

         We know of no arrangement, the operation of which may, at a subsequent date, result in change in control of Isonics.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Isonics' directors, executive officers and persons who own more than ten percent of a registered class of Isonics' equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Isonics. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Isonics with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to our and written representations that no other reports were required, during the fiscal year ended April 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with exception (or in addition) to the following:

1. Mr. Rubizhevsky filed a Form 4 in February 2000 reporting a purchase that took place in July 1999.

2.   Mr. Parker filed a Form 3 in February 2000. He became subject to the
     Section 16(a) reporting requirements when he became a director of Isonics in August 1998.

3. Dr. Cuttriss and his affiliate, Metallurgy International, Inc., jointly filed a Form 3 in February 2000. Dr. Cuttriss became subject to the Section 16(a) reporting requirements when he became an executive officer of Isonics in May 1998. A joint filing of two Form 4s was also made in February 2000 reporting transactions that occurred in July and September of 1999. These transactions indicated that Dr. Cuttriss may have obtained a short-swing profit of $4,218.00. Dr. Cuttriss resolved this alleged liability to Isonics in February 2000 by paying Isonics $500.00 and entering into a promissory note for the balance payable with interest over eight quarters beginning June 1, 2000, at the rate of $499.92 per quarter.

4.   Mr. Halstead filed a Form 3 in February 2000. He became subject to the
     Section 16(a) reporting requirements when he became an executive officer of Isonics in March 1999.

5.   Dr. Burden filed a Form 3 in February 2000. He became subject to the
     Section 16(a) reporting requirements when he became an executive officer of Isonics in January 1999. Dr. Burden also filed a Form 4 in February 2000 reporting a purchase that took place in July 1999.

6. Mr. Herbert Hegener filed a Form 3 in February of 2000. He became subject to the Section 16(a) reporting requirements when he became an executive officer of Isonics' subsidiary, Chemotrade, Inc., in June 1998. Mr. Hegener filed a Form 4 in February 2000, reporting a warrant acquired in June 1999.

7. Eagle Picher Technologies, LLC became subject to the Section 16(a) reporting requirements when it became a greater than 10% beneficial owner in December of 1999. Eagle Picher has filed a Form 3 in March 2000.

8. Mr. Paul Catuna, a former executive officer of Isonics, was subject to the reporting requirements of Section 16(a) of the 1934 Act during the course of his employment. Mr. Catuna has filed a Form 4 in February 2000, reporting a stock bonus received in January 1999.

         In addition to the foregoing, several directors and executive officers filed Form 4s in February 2000, which voluntarily reported the acquisition of certain Common Stock options that are exempt from the reporting requirements pursuant to Rule 16b-3.

(a) Mr. Alexander voluntarily filed three Form 4s in February 2000 reporting transactions that took place in January, April, and December of 1999. The Board of Directors approved the January and April transactions in minutes effective October 31,1999.

(b) Mr. Rubizhevsky voluntarily filed two Form 4s in February 2000 reporting transactions that took place in January and April 1999. The January and April transactions were approved by the Board of Directors in minutes effective October 31,1999.

(c) Ms. Gardner voluntarily filed one Form 4 in February 2000 reporting transactions that took place in May and October of 1998.

(d) Mr. Parker voluntarily filed a Form 4 in February 2000 reporting transactions that occurred in October 1998.

(e) Mr. Halstead voluntarily filed two Form 4s in February 2000 reporting transactions that took place in April 1999 and in January 2000. The Board of Directors approved these transaction in minutes effective October 31,1999, and in January 30, 2000.

(f) Dr. Burden voluntarily filed one Form 4 in February 2000 reporting a transaction that took place in April 1999. The Board of Directors approved this transaction in minutes effective October 31,1999.

(g) Dr. Grady voluntarily filed two Form 4s in February 2000 reporting transactions that took place in January and April 1999 and were approved by the Board of Directors in minutes effective October 31,1999.

SHORT-SWING LIABILITY

         Dr. Cuttriss and his affiliate, Metallurgy International, Inc., as a result of selling and acquiring shares in July and September of 1999 respectively, may have obtained a short-swing profit of $4,218.00. Dr. Cuttriss resolved this alleged liability to Isonics in February 2000 by paying Isonics $500.00, and entering into a promissory note for the balance payable with interest over eight quarters beginning June 1, 2000, at the rate of $499.92 per quarter.

     In February and March 2000, Dr. Cuttriss and his affiliate, Metallurgy International, Inc. sold additional shares of Isonics Common Stock at prices higher than he received earlier. As a result, he increased his Section 16(b) liability and obtained a short-swing profit of $30,937,50. Dr. Cuttriss has resolved this alleged liability by agreeing to pay Isonics $30,937.50 in cash no later than March 31, 2000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding compensation awarded, paid to, or earned by the chief executive officer and the other principal officers of Isonics for the three years ended April 30, 1997, 1998, and 1999. No other person who is currently an executive officer of Isonics earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to each by Isonics and any subsidiary.

                                      Annual compensation                  Long-term Compensation
                                                                                   Awards
                              ------------------------------------ --------------------------------------
                                                                            Awards              Payout
                                                                   ------------------------- ------------
                                                                                Securities
                                                                       ($)      Underlying                  All Other
     Name and        Fiscal       ($)         ($)         ($)      Restricted    Options &       LTIP      Compensation
Principal Position    Year      Salary       Bonus     Other (a)     Awards      SARs (#)       Payout
------------------- --------- ------------ ----------- ----------- ------------ ------------ ------------- ------------
James E.              1997      174,000        0           0            0            0            0             0
Alexander`            1998      204,870        0       60,553(b)        0            0            0             0
President &           1999      200,000      50,000    35,016(b)        0       25,000 (e)        0             0

                                       39

CEO

Boris Rubizhevsky     1997      147,000        0           0            0            0            0             0
Senior Vice           1998      176,975        0       25,946(b)        0            0            0             0
President             1999      184,100      45,000    25,404(b)        0       22,500 (f)        0             0

Daniel J. Grady       1997      107,000        0           0            0            0            0             0
Vice President        1998      125,603        0           0            0            0            0             0
                      1999      127,188      16,000        0            0       15,625 (g)        0             0

Stephen J. Burden     1997        N/A         N/A         N/A          N/A      71,459 (h)       N/A           N/A
Vice President (c)    1998        N/A         N/A         N/A          N/A          N/A          N/A           N/A
                      1999         0           0           0            0       121,458 (i)       0             0

Robert H. Cuttriss    1997        N/A         N/A         N/A          N/A          N/A          N/A           N/A
President of          1998        N/A         N/A         N/A          N/A          N/A          N/A           N/A
Interpro (d)          1999      92,872       80,000        0            0       20,000 (j)        0             0


(a) Excludes other compensation, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of such named Executive Officers' annual compensation.

(b) Mr. Alexander's amounts represent $35,016 for interest and taxes payable as a result of a loan in fiscal year 1999, and $60,553 for interest and taxes payable as a result of a loan in fiscal year 1998. Mr. Rubizhevsky's amounts represent $25,404 for interest and taxes payable as a result of a loan in fiscal year 1999, and $25,946 for interest and taxes payable as a result of a loan in fiscal year 1998.

(c)  Dr. Burden became an officer of Isonics effective January 1999.

(d) Interpro was acquired effective April 30, 1998. Prior to May 1, 1998, Dr. Cuttriss was not an Isonics employee. The bonus paid to Dr. Cuttriss in fiscal year 1999 was for back pay accrued prior to the acquisition of Interpro by Isonics.

(e) Options to purchase 25,000 shares of Common Stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1-7/16 per share and expire April 26, 2004.

(f) Options to purchase 22,500 shares of Common Stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1-7/16 per share and expire April 26, 2004.

(g) Options to purchase 15,625 shares of Common Stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1-7/16 per share and expire April 26, 2004.

(h) Options to purchase 71,429 shares of Common Stock were granted upon beginning employment with Isonics (of which 42,854 have vested as of February 10, 2000, and continue to vest at a rate of 5% per quarter) in January 1997. Dr. Burden was not an executive officer at the time of this award. Dr. Burden became an executive officer in January 1999.

(i) Options to purchase 100,000 shares of Common Stock were granted in January 1999 as consideration for Dr. Burden's promotion to vice president in January 1999, with an exercise price of $1.10 per share (of which 40,000 have vested as of February 10, 2000, and continue to vest at a rate of 5% per quarter). Options to purchase 21,458 shares of Common Stock were granted in April 1999 as consideration for delaying salary in March and April 1999, and are currently exercisable at $1-7/16 per share and expire April 26, 2004.

(j) Options granted in May 1998 in connection with the acquisition of Interpro by Isonics are currently exercisable at $2.00 per share and expire May 1, 2003.

         In October 1996, we adopted an employee benefit plan under Internal Revenue Code Section 401(k). The 401(k) plan is a profit sharing plan under which both employees and Isonics are entitled (at their own discretion) to contribute a portion of compensation and earnings, respectively, to investment funds to supplement employee retirement benefits. On November 1, 1999, the Isonics Corporation 401(k) plan was merged with the Interpro 401(k) plan.

         We do not have written plans to pay bonuses or deferred compensation to our employees except those expressly stated in the following sections.

         We have adopted medical, dental, and life insurance plans for our employees and their dependents at our cost. In some cases, we also provide discretionary disability and other insurance plans for the benefit of our employees.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
AGREEMENTS

         In September 1997, we entered into employment agreements with James
E. Alexander and Boris Rubizhevsky. The agreements have a term of four years and provide for annual salaries of $200,000 and $180,000, respectively. By resolution of the Board made on January 30, 2000, both Mr. Alexander and Mr. Rubizhevsky received salary increases commencing February 1, 2000, equal to 20% of their current salary. The salary increases were granted in recognition of their performance for Isonics and the fact that neither Mr. Alexander nor Mr. Rubizhevsky had received salary increase in approximately two and one-half years. Either Isonics or the officer may terminate the agreement at any time upon notice to the other party. Under the agreements, the officer is entitled to receive incentive compensation up to 50% of the officer's annual salary, as approved by Isonics pursuant to such executive compensation plan as Isonics may approve. The agreements provide that upon a termination of employment other than for cause (as defined in the agreements), the officer is entitled to severance compensation of 18 months of his salary, paid at the same time as salary payments, 25% of the officer's annual prevailing salary, paid upon termination, and in addition all outstanding stock options held by the officer will be accelerated and will become exercisable in full and our right of repurchase will terminate with respect to such shares. The agreements provide for similar accelerated vesting of outstanding stock options upon a change in control of Isonics.

     We have also entered into employment agreements with Dr. Daniel J. Grady and Dr. Stephen J. Burden. The agreements have an indefinite term and provides for at-will employment, terminable at any time by either party. The agreements provide for a rate of annual compensation, which we will review annually. Under the each agreement, Dr. Grady and Dr. Burden are entitled to participate in our standard plans and policies. The agreements also include confidentiality and invention assignment provisions. Additionally, Mr. Herbert Hegener and Dr. Robert Cuttriss are covered by an employment agreements extending through the September 2001 and September 2003, respectively.

     Mr. Brantley J. Halstead was hired as Chief Financial Officer in March 1999. Mr. Halstead has entered into an employment agreement with us. The agreement has an indefinite term and provides for at-will employment, terminable at any time by either party. The agreement provides for a rate of annual compensation of $96,000, which we will review annually. Under the agreement, Mr. Halstead is entitled to participate in our standard plans and policies. The agreement also includes confidentiality and invention assignment provisions.

STOCK OPTIONS AND OPTION PLANS

         We grant options to executive officers, employees and consultants under the following plans (collectively the "Plans"):

     (a) 1996 Stock Option Plan which has been terminated, but as to which, there are options outstanding.

     (b) 1996 Executives' Equity Incentive Plan (the "Executives' Plan") authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options if they meet the requirements of
         Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and by the shareholders in October 1996.

     (c) 1996 Equity Incentive Plan (the "Employees' Plan") authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares. The options granted may be either incentive stock options if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The directors approved this plan in September 1996 and by the shareholders in October 1996.

     (d) 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") authorized employee purchase of up to 200,000 shares of Isonics Common Stock, none of which has been purchased to date, although we have received funds there from. The directors approved this plan in August 1998, and by the shareholders in October 1998.

         As of February 29, 2000, options to purchase a total of 380,583 shares, 79,638 shares, and 488,356 shares respectively, were outstanding under the Executives' Plan, Employees' Plan, and 1996 Stock Option Plan, and options to purchase 189,417, 70,362, and 0 shares, respectively, remained available for grant. As of February 29, 2000, options to purchase a total of 80,000 shares were outstanding under the Directors' Plan.

         We have not adopted any other stock option or stock appreciation rights plan.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following options were granted to executive officers named in the compensation table during the fiscal year ended April 30, 1999. We did not grant any stock appreciation rights to any person during fiscal year 1999 or subsequently. There was no exercise of options or SARs during the fiscal year ended April 30, 1999.

                                             NUMBER OF         PERCENT OF
                                              SECURITIES      TOTAL OPTIONS/
                                              UNDERLYING     SARS GRANTED TO
                                             OPTIONS/SARS      EMPLOYEES IN     EXERCISE PRICE  EXPIRATION
NAME AND PRINCIPAL POSITION                   GRANTED (#)       FISCAL YEAR          ($/SH)       DATE
James E. Alexander
President & CEO                                 25,000              7.1%           $1-7/16      April 2004

Boris Rubizhevsky
Senior Vice President                           22,500              6.3%           $1-7/16      April 2004

Daniel J. Grady
Vice President                                  15,625              4.4%           $1-7/16      April 2004

Stephen J. Burden                               21,458                             $1-7/16      April 2004
Vice President                                 100,000             33.9%             $1.10    January 2004

Robert H. Cuttriss
President of Interpro                           20,000              5.6%             $2.00      April 2003


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         No officer exercised stock options during the fiscal year ended April 30, 1999, or subsequently. The following table sets forth information regarding the year-end value of options being held by the Chief Executive Officer and the other such named officers and persons on April 30, 1999.

                                                                 NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                     SHARES                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                                   ACQUIRED ON      VALUE     OPTIONS/SARS AT APRIL 30, 1999       AT APRIL 30, 1999
NAME AND PRINCIPAL POSITION        EXERCISE (#)    REALIZED     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
James E. Alexander
President & CEO (a)                       0           0                        25,000/0             $53,125.00/$0.00

                                       42

Boris Rubizhevsky
Senior Vice President (a) (b)
                                          0           0                        22,500/0             $47,812.50/$0.00

Daniel J. Grady
Vice President (a)                        0           0                       222,965/0            $651,851.78/$0.00

Stephen J. Burden
Vice President                            0           0                  78,599/114,288            $166,991/$257,822

Robert H. Cuttriss
President of Interpro                     0           0                        20,000/0                   $31,350/$0


(a) Does not include 45,455 shares of Common Stock awarded to Mr. Alexander, 36,364 shares of Common Stock awarded to Mr. Rubizhevsky, and 14,545 shares of Common Stock awarded to Dr. Grady in January 1999. These were stock grants and not grants of stock options.

(b) Does not include 33,333 warrants obtained in a private transaction completed in July 1999.

LONG TERM INCENTIVE COMPENSATION PLANS, AND DEFINED BENEFIT AND ACTUARIAL PLANS

     Isonics has no long term incentive compensation plans, defined benefit plans, or actuarial plans.

COMPENSATION OF DIRECTORS

         The directors of Isonics were not compensated for their services during fiscal year 1999, or subsequently during calendar year 1999. However, each director was reimbursed for travel and related expenses associated with Board of Directors' meetings. In January 2000, it was agreed to compensate non-employee directors $2,000 for attending Board of Directors' meetings in person and $500 for attending Board of Directors' meetings telephonically beginning January 1, 2000.

         The 1998 Directors' Plan (the "Directors' Plan") authorized each person serving as a member of the Board who is not an employee of Isonics to receive options to purchase 20,000 shares of Isonics Common Stock when such person accepts his position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an employee of Isonics. The exercise price for the options is the Fair Market Value (as defined in the Executives' Plan) on the date such person becomes a director and the options are exercisable for five years from such date. The options granted under the Directors' plan vest immediately upon the date of the grant. In the event a Director resigns or is not re-elected to the Board, failure to exercise the options in three months results in the options' termination prior to the expiration of their term. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.

         Under the Directors' Plan the following individuals have been granted options:

(a) On May 21, 1998, Lindsay Gardner received 20,000 options exercisable at $2.3750 per share through May 21, 2003.

(b) On August 1, 1998, Richard Parker received 20,000 options exercisable at $1.65 per share through August 1, 2003.

(c) On October 5, 1998, as a result of their re-election to the Board of Directors Ms. Gardner and Mr. Parker each received options to acquire an additional 10,000 shares exercisable at $1.1875 per share through October 5, 2003.

(d) On January 30, 2000, Larry J. Wells received 20,000 options exercisable at $7.3125 per share through January 29, 2005.

As of February 29, 2000, options to purchase a total of 80,000 shares were outstanding under the Directors Plan. We do not have any other arrangements pursuant to which it compensates the Directors for acting in their capacities as such.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following sets out information regarding transactions between officers, directors and significant shareholders of Isonics during the most recent two fiscal years and during the subsequent fiscal year.

CORPORATE LOANS TO OFFICERS

         During the fiscal years ended April 30, 1998 and 1999, we had loans outstanding to two officers. The funds had been advanced to the officers to allow them to exercise options prior to our Initial Public Offering. The options were exercised in September 1996, in part, to allow us to establish a pool of shares available for future awards pursuant to the Plans in amounts that comply with the guidelines established by certain state blue sky authorities. Interest was charged on these loans at a rate of 6.6% per annum. In minutes effective October 31, 1999 and January 30, 2000, the Board of Directors agreed to forgive a portion of the current interest and principal due and to accept Isonics Common Stock, owned by the officers, in payment of the remaining balance owed. The amount owed by Mr. Alexander, that was forgiven by the Board of Directors, in October 1999, was $74,038.54. The amount owed by Mr. Rubizhevsky, that was forgiven by the Board of Directors, in October 1999, was $60,534.23. Both amounts were paid in December 1999. In both cases the amount forgiven was treated as bonus compensation to Mr. Alexander and Mr. Rubizhevsky. Both officers surrendered 30,437 shares of Isonics Common Stock each to pay off $175,012.33 in accumulated interest and principal ($10,012.33 in interest and $165,000.00 in principal each). As of February 29, 2000 we had no loans receivable outstanding with its officers or employees. Please refer to the following schedule.

                                              JAMES E. ALEXANDER        BORIS RUBIZHEVSKY
                                                PRESIDENT & CEO        SENIOR VICE PRESIDENT
Balance as of May 1, 1997                          $198,570.46               $167,570.46
FY 1998 Borrowings (a)                               86,662.35                 59,812.86
FY 1998 Repayments (a)                               53,207.42                  4,040.88
                                                   -----------               -----------
Balance as of April 30, 1998                       $232,025.39                223,342.44
FY 1999 Borrowings (a)                                8,360.78                  3,750.51
FY 1999 Repayments (a)                                4,025.79                  3,767.73
                                                   -----------               -----------
Balance as of April 30, 1998                       $236,360.38               $223,325.22
FY 2000 Borrowings (a)                                7,690.49                  7,221.34
FY 2000 Repayments (a)                              244,050.87                230,546.56
                                                   -----------               -----------
Balance as of Feb. 10, 2000                              $0.00                     $0.00


(a)  Includes interest accrued and paid.  Amounts are aggregated.

CORPORATE LOANS FROM OFFICERS AND EMPLOYEES

         On occasion during the fiscal years ended April 30, 1998 and 1999, officers and employees of Isonics loaned Isonics funds. The following schedule summarizes these borrowing and repayments.

                                            BALANCE AS OF         FY 1998            FY 1998           BALANCE AS OF
NAME AND PRINCIPAL POSITION                  MAY 1, 1997      BORROWINGS (a)      REPAYMENTS (a)       APRIL 30, 1998
James E. Alexander                                $0.00         $25,000.00          $25,000.00              $0.00
President & CEO

Boris Rubizhevsky                                 $0.00              $0.00               $0.00              $0.00
Senior Vice President

Daniel J. Grady                                   $0.00         $15,600.00          $15,600.00              $0.00
Vice President

Stephen J. Burden                                 $0.00         $86,821.92          $86,821.92              $0.00
Vice President (b)

Lindsay Gardner                                   $0.00        $122,880.28         $122,880.28              $0.00
Director (c)

                                       44

Jacques J. Delente                          $150,000.00         $13,020.55         $163,020.55              $0.00


(a) Includes interest accrued and paid through April 30, 1998. Amounts are aggregated.
(b) Dr. Burden was also granted warrants exercisable for 40,951 shares of Common Stock issued in connection with a private placement (the "Placement I") of 12% nonconvertible promissory notes and warrants to purchase Isonics Common Stock in September 1997.
(c) Ms. Gardner was also granted warrants exercisable for 91,001 shares of Common Stock issued in connection with Placement I of 12% nonconvertible promissory notes and warrants to purchase Isonics Common Stock in September 1997.
(d) Dr. Delente was also granted warrants exercisable for 122,853 shares of Common Stock issued in connection with Placement I of 12% nonconvertible promissory notes and warrants to purchase Isonics Common Stock in September 1997.

                                           BALANCE AS OF         FY 1999            FY 1999          BALANCE AS OF
NAME AND PRINCIPAL POSITION                 MAY 1, 1998      BORROWINGS (a)      REPAYMENTS (a)     APRIL 30, 1999
James E. Alexander                                $0.00              $0.00               $0.00              $0.00
President & CEO

Boris Rubizhevsky                                 $0.00         $44,290.20               $0.00         $44,290.20
Senior Vice President

Daniel J. Grady                                   $0.00         $47,100.00          $47,100.00              $0.00
Vice President

Stephen J. Burden                                 $0.00              $0.00               $0.00              $0.00
Vice President

Lindsay Gardner                                   $0.00              $0.00               $0.00              $0.00
Director

Jacques J. Delente                                $0.00         $93,000.00          $48,000.00         $45,000.00


(a) Includes interest accrued and paid through April 30, 1999. Amounts are aggregated.

                                          BALANCE AS OF         FY 2000            FY 2000          BALANCE AS OF
NAME AND PRINCIPAL POSITION                MAY 1, 1999       BORROWINGS (a)      REPAYMENTS (a)      FEB. 29, 2000
James E. Alexander                                $0.00              $0.00               $0.00              $0.00
President & EO

Boris Rubizhevsky                            $44,290.20          $8,858.04          $53,214.24              $0.00
Senior Vice President (b)

Daniel J. Grady                                   $0.00              $0.00               $0.00              $0.00
Vice President

Stephen J. Burden                                 $0.00         $57,500.00          $57,500.00              $0.00
Vice President (c)

Lindsay Gardner                                   $0.00              $0.00               $0.00              $0.00
Director

Jacques J. Delente                           $45,000.00         $13,500.00          $58,500.00              $0.00


(a) Includes interest accrued and paid through February 29, 2000. Amounts are aggregated.

(b) Mr. Rubizhevsky's note to Isonics was converted into 66,666 shares of Common Stock underlying 33,333 shares of Series A Convertible Preferred Stock and 33,333 warrants issued in connection with a second private placement (the "Placement II") of Series A Convertible Preferred Stock and warrants to purchase Isonics Common Stock on July 30, 1999.
(c) Dr. Burden's note to Isonics was converted into 66,666 shares of Common Stock underlying 33,333 shares of Series A Convertible Preferred Stock and 33,333 warrants issued in connection with Placement II on July 30, 1999.

         Mr. Hegener had a loan payable to him from Isonics in the amount of $438,314 resulting from the 1998 purchase of Chemotrade by Isonics. Isonics issued to Mr. Hegener 35,000 warrants to purchase Common Stock at $3.00 per share through June 30, 2004 to compensate him for a late loan payment.

                             ISONICS' CAPITAL STOCK

         Our authorized capital stock consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of March 13, 2000, there were outstanding 6,676,691 shares of Common Stock and 1,830,000 shares of Series A Convertible Preferred Stock. As of that date, there were also outstanding options issued pursuant to our employee benefit plans to purchase a total of 1,028,577 shares, and other options and warrants to purchase a total of 8,703,666 shares of Common Stock. This amount includes a warrant to purchase 4,000,000 shares held by Eagle-Picher. Eagle-Picher gave us notice of its exercise of this warrant in March 2000. Although we are discussing the terms of this exercise, it will likely result in Eagle-Picher acquiring in excess of 3,100,000 shares pursuant to a "net exercise" provision in the warrant.

COMMON STOCK

         Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.

         Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders.

         Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

         The Bylaws provide that so long as we are a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. At the present time, we are not a "listed company" as defined in California law, and therefore cumulative voting will continue to apply in connection with the election of directors.

         The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of any liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Isonics.

         We have issued 1,830,000 shares of its Series A Convertible Preferred Stock. The Preferred Stock may be converted to common shares of Isonics stock at a fixed conversion price of $1.50 per share, which would result in the exchange of one share of Common Stock for each share of Series A Convertible Preferred Stock. This conversion ratio is subject to dilution adjustments. The Series A Convertible Preferred Stock is entitled to receive dividends on a share-for-share basis with the shares of Common Stock except in the case of a "Silicon Isotope Transaction" as defined in the Certificate of Determination that was filed with the California Secretary of State to create the Series A Convertible Preferred Stock. If a "Silicon Isotope Transaction" occurs, the holders of Series A Convertible Preferred Stock have certain additional rights. The Series A Convertible Preferred Stock is entitled to a liquidation preference of $1.50 per share.

CLASS A WARRANTS

         Class A Warrants to purchase Common Stock were issued in September 1997 and are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The following is a brief summary of certain provisions of the Warrants.

         We issued Class A Warrants to purchase an aggregate of 810,000 shares of Common Stock. We have also reserved 810,000 shares for issuance upon exercise of the Class A Warrants. Each Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.80, subject to adjustment, through September 21, 2001. After expiration, the Warrants will be void and of no value.

         We may redeem the Warrants at a price of $.10 per Warrant on not less than 30 days' prior written notice if the average of the last reported bid and asked prices of the Common Stock (if the Common Stock is then traded in the over-the-counter market) or the last reported sale price of the Common Stock (if the Common Stock is then traded on a national securities exchange or the Nasdaq National Market or SmallCap Market) has been at least $14.50 per share (subject to adjustment) for at least 20 consecutive trading days ending within three days prior to the date on which notice of redemption is given.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits and recapitalizations. We are not required to issue fractional shares. In lieu of the issuance of such fractional shares, we will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date. The holder of a Warrant will not possess any rights as a shareholder of Isonics unless such shareholder exercises such Warrant.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         On September 22, 1997, our Units (consisting one share of Common Stock and one Class A Warrant) started trading on the Over The Counter (OTC) Electronic Bulletin Board under the symbol ISONU. In October 1997, we unbundled the Units and the Common Stock and Class A Warrants commenced trading on the OTC Electronic Bulletin Board under the symbols ISON and ISONW, respectively.

         The following table sets forth the high and low bid prices for each of the Unit, the Common Stock and the Class A Warrant (quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions) from September 22, 1997 through January 31, 2000 as reported by OTC Electronic Bulletin Board. The FY 2000 fourth quarter (Quarter Ended April 30, 2000) values are through February 29, 2000, only.

                                                                         Quarter Ended
                                               -----------------------------------------------------------------
                                               July 31, 1999    Oct. 31, 1999     Jan. 31, 2000    Apr. 30, 2000
                                               -------------    -------------     -------------    -------------
Units (ISONU)
   High                                             --                --               12             10-1/8
   Low                                              --                --               12               10

Common Stock (ISON)
   High                                            3-5/8            2-1/8            10-1/2           9-1/16
   Low                                             1-7/8            0-7/8               1                7

Class A Warrants (ISONW)
   High                                           13/16              1/2              3-15/16           4-1/4
   Low                                             1/2               3/16              1/4               3

                                                                         Quarter Ended
                                               -----------------------------------------------------------------
                                               July 31, 1998    Oct. 31, 1998     Jan. 31, 1999    Apr. 30, 1999
                                               -------------    -------------     -------------    -------------
Units (ISONU)
   High                                              -              1 1/4           2 15/16           2 1/8
   Low                                               -              1 1/16            15/16           2 1/8

Common Stock (ISON)
   High                                           2 23/32           1 29/32             2             3 9/16
   Low                                            1 21/32           1 1/32            25/32           1 7/16

Class A Warrants (ISONW)
   High                                             3/4              7/16              3/8               3/4
   Low                                             9/32              3/16             3/32             9/32

                                                                         Quarter Ended
                                               -----------------------------------------------------------------
                                               July 31, 1997    Oct. 31, 1997     Jan. 31, 1998    Apr. 30, 1998
                                               -------------    -------------     -------------    -------------
Units (ISONU)
   High                                              -                10                -                -
   Low                                               -              6 3/8               -                -

Common Stock (ISON)
   High                                              -              8 3/8             5 5/8              3
   Low                                               -              5 1/2              1/4            1 13/16

Class A Warrants (ISONW)
   High                                              -              2 3/4             2 1/4           11/16
   Low                                               -              1 3/8              .01              1/8


         As of March 15, 2000, there were approximately 250 holders of record of our Common Stock. This does not include an indeterminate number of persons who hold our Common Stock in brokerage accounts and otherwise in `street name.'

         We have never declared or paid a cash dividend on our Common Stock. We presently intend to retain our earnings to fund development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Additionally, the certificate of designation for the Series A Convertible Preferred Stock contains restrictions on our ability to pay dividends to holders of our Common Stock.

                        SHARES AVAILABLE FOR FUTURE SALE

         The market price of our Common Stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of the stock and could also harm our ability to raise additional capital by selling equity securities. The securities that may be sold from time to time under this prospectus represent a market overhang.

         As of March 13, 2000, we had outstanding options, warrants and convertible securities for the purchase of up to approximately 11,396,668 shares of Common Stock at an average price of $3.01 per share, representing approximately 63% of our outstanding shares of Common Stock on a fully-diluted basis. The perception that these instruments may be exercised for or converted into Common Stock that could be sold into the public market could adversely affect the market price of our Common Stock. In addition, we have entered into registration rights agreements with certain of our stockholders entitling them to include their shares of Common Stock in registration statements for securities filed by Isonics under the Securities Act of 1933, as amended. Awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under SEC Rule 144.

         These shares are restricted securities as defined in Rule 144. Under that rule, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of restricted shares that does not exceed 1% of the then outstanding shares of Common Stock, or approximately 667,669 shares as of March 13, 2000. If more, a person selling under Rule 144 can sell an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale.

 SECURITIES AND EXCHANGE POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Articles of Incorporation of Isonics require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Isonics or not opposed to it. Isonics is also required to indemnify a person who is or was a director, officer, employee or agent of Isonics and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated balance sheets as of April 30, 1998 and 1999, and the consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for Isonics by Fenwick & West LLP, Palo Alto, California. Fenwick & West LLP holds a warrant to purchase 20,000 shares of Common Stock.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         We file annual, quarterly, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. Our filings are also available to on the Internet through the SEC's EDGAR database. You may access the SEC's web site at http://www.sec.gov.

         We also furnish Annual Reports to our shareholders that contain audited financial information.

         This prospectus is part of a post-effective amendment to a registration statement (on Form SB-2) we have filed with the SEC relating to our Common Stock described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information contained in the registration, accompanying exhibits and schedules we file with the SEC. You may refer to the registration, the exhibits and schedules for more information about our Company and our Common Stock. The registration statement, exhibits, and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of Isonics include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to Isonics and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

   (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
   (ii) for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director,
   (iii) for any transaction from which the director derived an improper personal benefit,
   (iv) for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders,
   (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders,
   (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director or
   (vii) under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

         The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Bylaws of Isonics provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

         In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to members of the Board of Directors, officers, or employees of Isonics to whom authority to act for the Board in connection with the Existing Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

         Isonics currently has directors and officers' liability insurance.

         At present, there is no pending litigation or proceeding involving a director, officer or employee of Isonics pursuant to which indemnification is sought, nor is Isonics aware of any threatened litigation that may result in claims for indemnification.

         Section 317 of the Code and the Bylaws of Isonics make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

         DOCUMENT                                EXHIBIT NUMBER
         --------                                --------------
         Underwriting Agreement                        1.01
         Registrant's Certificate of Incorporation     3.01
         Registrant's Bylaws                           3.02
         Form of Indemnity Agreement                   10.09


ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee                 $    3,642
NASD filing fee                                                          1,845
Accounting fees and expenses                                            85,000
Legal fees and expenses                                                250,000
Printing fees and expenses                                             140,000
Blue sky fees and expenses                                              50,000
Transfer agent and registrar fees and expenses                           5,000
Miscellaneous                                                          114,513
Estimated legal fees, blue sky fees, and accounting fees
         and expenses for the post effective amendment                  50,000
                                                                    ----------
Total                                                               $  700,000



ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES.

EMPLOYEE OFFERINGS

(a) SECURITIES SOLD. During the past three years, Isonics has issued shares of Common Stock, and options to purchase shares of Common Stock pursuant to its existing employee benefit plans. These employee benefit plans are as follows:

  (i) 1996 Stock Option Plan which has been terminated, but as to which, there are options outstanding.

  (ii) 1996 Executives' Equity Incentive Plan (the "Executives' Plan") authorized the grant of options to purchase 225,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 570,000 shares. The options granted may be either incentive stock options if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. This plan was approved by the directors in November 1996, and by the shareholders in October 1996.

  (iii) 1996 Equity Incentive Plan (the "Employees' Plan") authorized the grant of options to purchase 50,000 stock options, which after being adjusted for stock splits that occurred following the adoption of the plan resulted in 150,000 shares. The options granted may be either incentive stock options if they meet the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. This plan was approved by the directors in November 1996, and by the shareholders in October 1996.

  (iv) 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") authorized employee purchase of up to 200,000 shares of Isonics Common Stock , none of which has been purchased to date, although funds therefor have been received by Isonics. This plan was approved by the directors in August 1998, and by the shareholders in October 1998.

  (v) 1998 Directors' Plan (the "Directors' Plan) authorized each person serving as a member of the Board of Directors who is not an employee of Isonics to receive options to purchase 20,000 shares of Isonics Common Stock when such person accepts his position as a Director and to receive an additional option to purchase 10,000 shares when such person is re-elected as a Director provided such person is not an employee of Isonics. The exercise price for the options is the Fair Market Value (as defined in the Executives' Plan) on the date such person becomes a director and the options are exercisable for five years from such date. The options granted under the Directors' plan vest immediately upon the date of the grant. In the event a Director resigns or is not re-elected to the Board, failure to exercise the options in three months results in the options' termination prior to the expiration of their term. Although the Directors adopted the plan in 1998, the Board formalized the plan by resolution in January 2000.

        As of February 29, 2000, options to purchase a total of 380,583 shares, 79,638 shares, and 488,356 shares, respectively, were outstanding under the Executives' Plan, Employees' Plan and 1996 Stock Option Plan; and options to purchase 189,417, 70,362 and 0 shares, respectively, remained available for grant. As of February 29, 2000, options to purchase a total of 80,000 shares were outstanding under the Directors' Plan.

        In addition, Isonics has issued options and stock bonuses to its employees outside of the Plans.

        Isonics has an effective registration statement on Form S-8 relating to the foregoing plans.

(b)     NAMES OF PRINCIPAL UNDERWRITERS.  None

(c) CONSIDERATION RECEIVED. The securities issued pursuant to employee benefit plans were, for the most part, issued in consideration of services rendered and did not (therefore) involve the offer or sale of securities.

        Where Isonics has received cash for the purchase of securities on exercise of stock options prior to the effectiveness of the form S-8 registration statement, it has been used for working capital purposes.

(d) EXEMPTION CLAIMED. Many of the securities referred to in this section were not offered or sold in a manner that constituted a "sale" of securities as that term is defined in Section 2(a)(3) of the Securities Act. Where a "sale" occurred, The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933 or Rule 701.

(e)     NOT APPLICABLE.

(f) USE OF PROCEEDS. Where proceeds were received, the proceeds were utilized for working capital purposes.

DECEMBER 1999 WARRANT ISSUANCE

(a) SECURITIES SOLD. The sale, as described above, occurred on December 1, 1999. The securities sold consists of one restricted warrant (A Warrant to purchase 4,000,000 shares of restricted Common Stock issued at an exercise price of $3.75 per share.

(b) UNDERWRITERS AND OTHER PURCHASERS. No underwriters, agents, or placement agents participated in the private placement.

(c) PURCHASE PRICE. The warrant was issued to a single accredited investor as consideration for the purchase of 200 kilograms of silicon-28 pursuant to an Asset Purchase Agreement executed between Isonics and Eagle-Picher Technologies, LLC, an accredited investor.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

         The Warrant granted to Eagle-Picher may be exercised to purchase 4,000,000 shares of restricted Common Stock issued on a warrant-for-share basis with Isonics Common Stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, May 30, 2003. On March 15, 2000, Eagle-Picher notified us of its exercise of the warrant pursuant to a `net exercise' provision, which will result in Eagle-Picher acquiring in excess of 3,100,000 shares of our common stock. We are still discussing the terms of Eagle-Picher's net exercise.

         Isonics also entered into a registration rights agreement relating to the shares of Common Stock underlying the Warrant.

(f) USE OF PROCEEDS. Isonics intends to use the 200 kilograms of silicon-28 from the issuance of the Warrant for the continued development and commercialization of silicon-28 wafers for the semiconductor industry.

JULY 1999 PRIVATE PLACEMENT

(a) SECURITIES SOLD. The sale of securities, as described above, occurred on July 29, 1999. The securities sold include:

         1,830,000 shares of restricted Series A Convertible Preferred Stock, created by filing an amended certificate of determination of preferences and rights (the "Certificate of Determination") with the California Secretary of State; and

         1,830,000 restricted warrants to purchase shares of restricted Common Stock issued on a warrant-for-share basis with the Series A Convertible Preferred Stock; and

         500,000 restricted warrants issued as a fee pursuant to an investment banking agreement

(b)      UNDERWRITERS AND OTHER PURCHASERS.

         (i) No underwriters, agents, or placement agents participated in the private placement; and

         (ii) 1,500,000 Units (each Unit consisting of one share of Series A Convertible Preferred Stock and one warrant) were sold to accredited investors for cash; and

         (iii) 330,000 Units were issued to accredited investors in settlement of debt obligations; and

         (iv) 500,000 warrants were issued to a single accredited investor as compensation pursuant to an investment banking agreement.

(c) OFFERING PRICE. The Units were sold for a purchase price of $1.50 per Unit. The Units described in (b)(ii) above were sold for cash; the Units described in (b)(iii) above were issued in satisfaction of debt obligations.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder.

(e) TERMS OF CONVERSION OR EXERCISE. Terms of conversion or exercise are as follows:

         (i) The Series A Convertible Preferred Stock is convertible into shares of Common Stock on a share-for-share basis, subject to dilution adjustments. The Series A Convertible Preferred Stock is entitled to receive dividends on a share-for-share basis with the shares of Common Stock except in the case of a "Silicon Isotope Transaction" as defined in the Certificate of Determination, in which case the holders of Series A Convertible Preferred Stock have certain additional rights. The Series A Convertible Preferred Stock is entitled to a liquidation preference of $1.50 per share.

         (ii) The warrants are each exercisable to purchase a single share of Common Stock (subject to dilution adjustment) for a purchase price of $3.75 per share through the expiration date, July 29, 2002.

         (iii) Isonics also entered into a registration rights agreement relating to the shares of Common Stock underlying the Series A Convertible Preferred Stock and the warrants, by which (subject to certain conditions) Isonics is required to register the underlying Common Stock on the request of the holders of 30% or more of the "registrable securities." Isonics is not obligated to obtain effectiveness for more than two such registration statements during the term of the registration rights agreement, which expires upon the unanimous consent of the holders and Isonics.

(f) USE OF PROCEEDS. Isonics intends to use the cash proceeds from the sale of the Units for repayment of debt, working capital, and to finance the continued growth of operations including the continued development and commercialization of Silicon-28 wafers for the semiconductor industry.

JUNE 1998 CHEMOTRADE ACQUISITION

(a)      SECURITIES SOLD.  357,730 shares of Common Stock.

(b)      NAMES OF PRINCIPAL UNDERWRITERS.  None.

(c) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of Chemotrade GmbH, 75% of the outstanding shares of Chemotrade Leipzig GmbH and 6% of the outstanding shares of IUT (collectively "Chemotrade"). All three companies are located in Germany. Chemotrade GmbH is located in Dusseldorf, Chemotrade Leipzig GmbH is located in Leipzig, and IUT is located in Berlin. Two common shareholders owned all three companies. All three companies continue to be engaged in the distribution, development and manufacture, of stable and radioactive isotopes.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Regulation S for offers and sales made to non-U.S. Persons.

(e)      NOT APPLICABLE.

(f)      USE OF PROCEEDS. Not applicable.


JUNE 1998 INTERPRO ACQUISITION

(a)      SECURITIES SOLD.  353,982 shares of Common Stock.

(b)      NAMES OF PRINCIPAL UNDERWRITERS.  None.

(C) CONSIDERATION RECEIVED. The shares issued were partial consideration for Isonics' acquisition of all of the outstanding shares of International Process Research Corporation ("Interpro"), which does business as Colorado Minerals Research Institute, and which is a contract research and development, and materials processing company located in Golden, Colorado. A single corporate shareholder, Metallurgy International, Inc., a previously unaffiliated corporation principally owned by an individual who is now an executive officer of Isonics, owned interpro.

(d) EXEMPTION CLAIMED. The transactions were exempt from registration under the Securities Act of 1933, as amended by reason of Sections 4(2) and 4(6).

(e)      NOT APPLICABLE.

(f)      USE OF PROCEEDS. Not applicable.


ITEM 27  EXHIBITS.


         (a)      Exhibits Pursuant to Item 601 of Regulation S-B:

  Exhibit No.              Title
  -----------              -----
     1.01*       Form of Underwriting Agreement.
     3.01*       Registrant's Amended and Restated Articles of Incorporation. (1)
     3.02*       Registrant's Bylaws. (1)
     3.03*       Certificate of Determination of Preferences and Rights of the Series A Preferred Stock.  (SEE
                 EXHIBIT 10.18)
     4.01*       Specimen Common Stock Certificate. (1)
     4.02*       Form of Representatives' Warrant Agreement. (1)
     4.03*       Form of Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company,
                 Monroe Parker Securities. (1)
     4.04*       Specimen Warrant Certificate. (1)
     5.01*       Opinion of Fenwick & West LLP
    10.01*       Registrant's 1996 Stock Option Plan. (1)(2)
    10.02*       Form of Employment Agreement between the Registrant and certain officers of the Registrant. (1)(2)
    10.03*       Registrant's 1996 Executives Equity Incentive Plan. (1)(2)
    10.04*       Registrant's 1996 Equity Incentive Plan. (1)(2)
    10.05*       Memorandum of Agreement between Electrochemical Plant, AO Techsnabexport, Co., Ltd. and Registrant.(1)
    10.06*       Option Agreement between the Registrant and Yale University. (1)
    10.07*       Office Lease Agreement between Paulsen Properties and the Registrant dated as of January 1, 1996, as amended. (1)
    10.08*       Letter from Yale University to Registrant dated February 10, 1996. (1)
    10.09*       Form of Indemnity Agreement entered into by Registrant with each of its directors and investors. (2)
    10.10*       Stock Purchase Agreement, dated as of April 30, 1998, among Isonics Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, and International Process
                 Research Corporation, a Colorado corporation. (3)
    10.10.1*     Escrow Agreement, dated as of May 15, 1998, among Isonics
                 Corporation, a California corporation, Metallurgy
                 International, Inc., a Nevada corporation, Robert H. Cuttriss
                 (as Agent), and Colorado Business Bank, as Escrow Agent. (3)
    10.11*       Registration Rights Agreement dated as of September 27, 1996 by and between Registrant and certain investors. (1)
    10.12*       Employment Agreement between the Registrant and James E. Alexander. (1)(2)
    10.13*       Employment Agreement between the Registrant and Boris Rubizhevsky. (1)(2)
    10.14*       Security Agreement dated March 31, 1995 between Isonics and Isoserve, Inc. (1)
    10.15*       Consulting Agreement between the Registrant and Larry Wells Co., Inc. (1)(2)
    10.16*       February 1997 Agreement between the Registrant, Electrochemical Plant and AO Techsnabexport, Co.,
                 Ltd. (1)
    10.17*       Letter from Yale University to Registrant dated January 28, 1997. (1)
    10.18*       Certificate of Determination of Preferences and Rights of the Series A Preferred Stock.  (4)
    10.19*       Form of Subscription Agreement. (4)
    10.20*       Form of Warrant. (4)
    10.21*       Investment Banking Agreement. (4)
    10.22*       Form of Registration Rights Agreement. (4)
    10.23*       Asset Purchase Agreement dated December 1, 1999 between the Registrant and Eagle Picher
                 Technologies, LLC (5)
    10.24*       Registration Rights Agreement dated December 1, 1999 between the Registrant and Eagle Picher
                 Technologies, LLC (5)
    10.25*       Warrant Agreement dated December 1, 1999 between the Registrant and Eagle Picher Technologies, LLC (5)
    10.26*       Supply Agreement between the Registrant and Eagle Picher Technologies, LLC (6)
    23.10        Consent of independent accountants
    24.01*       Power of Attorney (see page 27).
    27.01*       Financial Statement Schedule.


(1) Incorporated herein by reference to exhibit filed with Isonics' Registration Statement on Form SB-2 ("Registration Statement") (Commission file No. 333-13289) in which this exhibit bears the same number except exhibit 3.01 which was numbered 3.03 in that registration statement.
(2) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 13(a) of Form 10-KSB.
(3) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated May 15 and filed May 27, 1998, and incorporated herein by reference.
(4) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated July 29 and filed August 12, 1999, and incorporated herein by reference.
(5) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated December 1, 1999 and filed December 10, 1999, and amendment thereto filed February 10, 2000, and incorporated herein by reference.
(6)  Confidential treatment requested.

*   Previously filed.

ITEM 28  UNDERTAKINGS.

The Registrant hereby undertakes the following:

(a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information of the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) To supplement the prospectus after the end of the subscription period to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, and the terms of any later reoffering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) (1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed as a new registration statement for the securities offered therein, and that offering of the securities at that time shall be deemed to be the initial BONA FIDE offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on March 31, 2000.

ISONICS CORPORATION


By: /s/ James E. Alexander
    ---------------------------------
    James E. Alexander, President


         In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.

                                      President, Chief Executive
                                      Officer, Chief Operating Officer,
James E. Alexander                    and Director                        March 31, 2000


                                      Senior Vice President, Vice
Boris I. Rubizhevsky                  Chairman and Director               March 31, 2000


Lindsay A. Gardner                    Director                            March 31, 2000


Richard Parker                        Director                            March 31, 2000


Larry J. Wells                        Director                            March 31, 2000


                                      Chief Financial Officer, Chief
                                      Accounting Officer, and Vice
Brantley J. Halstead                  President--Finance                  March 31, 2000


                      ISONICS CORPORATION AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Report of Independent Certified Public Accountants.............................................................F-2

Consolidated Financial Statements for the Years Ended April 30, 1998 and 1999

     Consolidated Balance Sheets...............................................................................F-3

     Consolidated Statements of Operations.....................................................................F-4

     Consolidated Statement of Stockholders' Equity............................................................F-5

     Consolidated Statements of Cash Flows.....................................................................F-6

     Notes to Consolidated Financial Statements................................................................F-7

Condensed Consolidated Financial Statements for the Nine Months Ended January 31, 1999 and 2000

     Condensed Consolidated Balance Sheets.....................................................................F-20

     Condensed Consolidated Statements of Operations...........................................................F-22

     Condensed Consolidated Statements of Cash Flows...........................................................F-23

     Notes to Condensed Consolidated Financial Statements......................................................F-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Isonics Corporation and Subsidiaries


We have audited the accompanying consolidated balance sheets of Isonics Corporation and Subsidiaries as of April 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isonics Corporation and Subsidiaries as of April 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP


San Jose, California
July 23, 1999, except for Note 13 as to which the date is July 29, 1999

                      ISONICS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    APRIL 30,
                                                                                             ----------------------
                                                                                               1998         1999
                                                                                             --------     ---------
                                            ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                                 $  1,044     $     452
   Accounts receivable (net of allowances of $130 and $82, respectively)                        1,629           932
   Inventories                                                                                    456           651
   Prepaid expenses                                                                                45           160
   Deferred income taxes                                                                          112             -
                                                                                             --------     ---------
           Total current assets                                                                 3,286         2,195

PROPERTY AND EQUIPMENT, net                                                                     1,626         1,018
GOODWILL, net                                                                                     236         3,388
NOTES RECEIVABLE FROM SHAREHOLDERS                                                                170           130
OTHER ASSETS                                                                                       22            75
DEFERRED INCOME TAXES                                                                             315             -
                                                                                             --------     ---------

TOTAL                                                                                        $  5,655   $     6,806
                                                                                             =========    =========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt and line of credit                                      $     80     $   1,136
   Notes payable to related parties                                                                 -           922
   Accounts payable                                                                               657         1,368
   Accrued liabilities                                                                            738         1,086
                                                                                             --------     ---------
           Total current liabilities                                                            1,475         4,512

LONG-TERM DEBT                                                                                    312             -
DEFERRED INCOME TAXES                                                                             427             -
COMMITMENTS                                                                                         -             -

STOCKHOLDERS' EQUITY:
   Common stock - no par value; 20,000,000 shares authorized; issued and
     outstanding: 1998 - 5,714,250; 1999 - 6,607,760                                            5,289         6,795
   Notes receivable from shareholders                                                            (337)         (469)
   Accumulated deficit                                                                         (1,511)       (4,032)
                                                                                             --------     ----------
           Total stockholders' equity                                                           3,441         2,294
                                                                                             --------     ----------

TOTAL                                                                                        $  5,655     $   6,806
                                                                                             ========     ==========

                 See Notes to Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  Year Ended
                                                                                                    April 30,
                                                                                             ----------------------
                                                                                               1998         1999
                                                                                             --------     ---------
Net revenues                                                                                 $  6,783     $  16,998
Cost of revenues                                                                                4,662        13,375
                                                                                             --------     ---------

         Gross margin                                                                           2,121         3,623

Operating expenses:
   Selling, general and administrative                                                          1,342         3,643
   Research and development                                                                       811         1,155
   Restructuring and office closure                                                                 -           691
                                                                                             --------     ---------

         Total operating expenses                                                               2,153         5,489
                                                                                             --------     ---------

Operating loss                                                                                    (32)       (1,866)

Other income (expense)
   Interest income                                                                                 74            36
   Interest expense                                                                              (219)         (575)
   Foreign currency gain                                                                            -            55
                                                                                             --------     ---------

         Total other expense, net                                                                (145)         (484)
                                                                                             --------     ----------

Loss before extraordinary item and taxes                                                         (177)       (2,350)

Income tax expense (benefit)                                                                     (314)          171
                                                                                             ---------    ---------

Income (loss) before extraordinary item                                                           137        (2,521)

Extraordinary item - loss on extinguishment of debt                                              (252)            -
                                                                                             ---------    ---------

NET LOSS                                                                                       $ (115)     $ (2,521)
                                                                                                ======     =========

NET INCOME (LOSS) PER SHARE - BASIC
   Net income (loss) per share before extraordinary item                                     $   0.03      $  (0.41)
   Extraordinary item                                                                        $  (0.05)     $   -
   Net loss per share                                                                        $  (0.02)     $  (0.41)
   Shares used in computing per share information                                               5,039         6,210

NET INCOME (LOSS) PER SHARE - DILUTED
   Net income (loss) per share before extraordinary item                                     $   0.02      $  (0.41)
   Extraordinary item                                                                        $  (0.04)     $   -
   Net loss per share                                                                        $  (0.02)     $  (0.41)
   Shares used in computing per share information                                               6,469         6,210


                 See Notes to Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       Notes
                                                                  Common Stock      Receivable
                                                               ------------------      from     (Accumulated
                                                               Shares      Amount   Shareholders  Deficit)    Total
                                                              ---------    -------  ------------ ---------- ---------
BALANCES, May 1, 1997                                         4,550,268    $ 1,129   $    (343)  $  (1,396) $  (610)

   Issuance of common stock (net of issuance costs
     of $1,327)                                                 810,000      3,452           -           -    3,452

   Interest on notes receivable from stockholders                     -          -         (22)          -     (22)

   Repayment of interest from stockholders                            -          -          28           -       28

   Issuance of common stock in connection with
     Interpro acquisition                                       353,982        708           -           -      708

   Net loss                                                           -          -           -        (115)    (115)
                                                              ---------    -------   ---------   ---------- --------

BALANCES, April 30, 1998                                      5,714,250      5,289        (337)     (1,511)    3,441

   Issuance of common stock in connection with
     Chemotrade acquisition                                     357,730        894           -           -      894

   Issuance of common stock in lieu of salaries                 118,182        130           -           -      130

   Conversion of debt into common stock                         127,209        191           -           -      191

   Exercise of stock options and warrants                       290,389        147        (130)          -       17

   Fair value of warrants issued with debt                            -        144           -           -      144

   Interest on notes receivable from stockholders                     -          -         (24)          -     (24)

   Repayment of interest from stockholders                            -          -          22           -       22

   Net loss                                                          -           -           -      (2,521)  (2,521)
                                                              ---------    -------   ---------   ---------- --------

BALANCES, April 30, 1999                                      6,607,760    $ 6,795   $    (469)  $  (4,032) $ 2,294
                                                              =========    =======   ==========  =========  =======

                 See Notes to Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   Year Ended
                                                                                                    April 30,
                                                                                             ----------------------
                                                                                               1998         1999
                                                                                             --------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                                  $   (115)    $  (2,521)
   Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
     Depreciation and amortization                                                                200           520
     Interest on notes receivable from shareholders                                               (22)          (24)
     Fair value of warrants issued with debt                                                        -           144
     Interest recognized upon conversion of debt to equity                                          -            64
     Deferred income taxes                                                                       (315)            -
     Loss on disposal of property and equipment                                                     -           504
     Issuance of common stock in lieu of salaries                                                   -           130
     Extraordinary item - loss on extinguishment of debt                                          252             -
     Changes in operating assets and liabilities:
       Accounts and notes receivable                                                           (1,232)        1,748
       Inventories                                                                              1,083           (89)
       Prepaid expenses                                                                             5            98
       Other assets                                                                                 5           (30)
       Accounts payable                                                                          (283)         (112)
       Accrued liabilities and other                                                             (117)          (75)
                                                                                             --------     ---------
           Net cash provided by (used in) operating activities                                   (539)          357

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                                            (72)         (159)
   Cash acquired in purchase of Interpro                                                            6             -
   Purchase of Chemotrade, net of cash acquired                                                     -          (546)
                                                                                             --------     ---------
           Net cash used in investing activities                                                  (66)         (705)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings from line of credit                                                               -            16
   Proceeds from issuance of debt                                                                   -           701
   Repayment of notes receivable from shareholders                                                 28            22
   Payments of debt                                                                            (1,852)       (1,000)
   Proceeds from issuance of common stock                                                       3,452            17
   Payment of debt issuance costs                                                                  (7)            -
                                                                                             --------     ---------
           Net cash provided by (used in) financing activities                                  1,621          (244)
                                                                                             --------     ---------

           NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                      1,016          (592)

Cash and cash equivalents at beginning of period                                                   28         1,044
                                                                                             --------     ---------

Cash and cash equivalents at end of period                                                   $  1,044     $     452
                                                                                             ========     =========

                 See Notes to Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Isonics Corporation, (the "Company") develops and markets products worldwide based on enriched stable isotopes for applications in the energy, medical research, diagnostic, pharmaceutical and semiconductor industries. Through one of the Company's subsidiaries, it also provides contract research and development services.

PRINCIPALS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, International Process Research Corporation ("Interpro"), acquired April 30, 1998, and Chemotrade GmbH ("Chemotrade"), acquired June 1, 1998. The consolidated balance sheet at April 30, 1998 includes the assets and liabilities of Isonics Corporation and Interpro. The consolidated statement of operations for the fiscal year ended April 30, 1998, includes the results of Isonics Corporation and does not include the operations of Interpro as the acquisition occurred on the last day of fiscal 1998. The consolidated balance sheet at April 30, 1999, includes the assets and liabilities of Isonics Corporation, Interpro and Chemotrade. The consolidated statement of operations for the fiscal year ended April 30, 1999, includes the results of Isonics and Interpro for the year then ended and the results of Chemotrade for the eleven months then ended. All significant intercompany accounts have been eliminated in consolidation. A pro forma income statement for the year ended April 30, 1999, has not been presented as the pro forma results of operations for the year would not have been materially different from the results reported.

CASH EQUIVALENTS

     Cash equivalents include investments purchased with a maturity of less than ninety days. Cash balances held in foreign bank accounts were $405,000 at April 30, 1999.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents are maintained with high quality institutions and are regularly monitored by management. The Company extends credit to its customers, most of whom are large, established companies. Credit risk is mitigated by performing ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL

     Goodwill resulted from the acquisitions of Isoserve, Inc. and Chemotrade, and is being amortized on a straight-line basis over six years and twenty years, respectively. The Company evaluates the realizability of goodwill to determine potential impairment by comparing the undiscounted future cash flows of the related assets. The Company modifies or adjusts goodwill if an impairment is indicated. Based upon its most recent evaluation, the Company believes that no impairment of goodwill exists as of April 30, 1999.

INCOME TAXES

     The Company accounts for income taxes using an asset and liability approach for financial accounting and reporting purposes. A valuation allowance is provided when deferred tax assets are not expected to be realized.

REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment. Product returns and warranty costs have not been material in any period. Revenue from research contracts is recognized ratably as services are performed and costs are incurred.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair value of cash and equivalents, trade receivables and trade payables approximates carrying value due to the short maturity of such instruments. The fair value of debt with third-party financial institutions is not determinable due to the default status of the debt. The fair value of debt with related parties and promissory notes is not determinable due to the terms of the debt and no comparable market for such debt.

TRANSLATION OF FOREIGN CURRENCIES

     The Company conducts substantially all of its transactions in U.S. dollars, except for transactions by its foreign subsidiary. The financial statements of the Company's foreign subsidiary are denominated in the country's local currency and remeasured for purposes of consolidation, with the U.S. dollar as the functional currency. Gains and losses from remeasurement and transaction gains and losses are included in the statement of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED
COMPENSATION.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT REPORTING

     The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, effective May 1, 1998. SFAS No. 131 establishes new rules for presenting reportable business segments. The adoption had no effect on the Company's net loss or stockholders' equity.

NET INCOME (LOSS) PER SHARE

     Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of options and warrants. Approximately 3,439,000 options and warrants were excluded from the loss per share calculation in 1999 as the inclusion would be antidilutive.

     The following table reconciles the denominator used in the per share computation (in thousands):

                                                                                      Year Ended April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Basic shares outstanding                                                       5,039        6,210
         Stock options and warrants                                                     1,430            -
                                                                                    ---------    ---------

           Diluted shares outstanding                                                   6,469        6,210
                                                                                    =========    =========

NOTE 2 - FINANCIAL STATEMENT COMPONENTS

     Inventories consist of the following (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Finished goods                                                             $     250    $     420
         Raw Materials                                                                    206          231
                                                                                    ---------    ---------

                                                                                    $     456    $     651
                                                                                    =========    =========

     Property and equipment consists of the following (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Office furniture and equipment                                             $     118    $     159
         Production equipment                                                           1,549        1,094
         Leasehold Improvements                                                             4           19
                                                                                    ---------    ---------
                                                                                        1,671        1,272
         Accumulated depreciation and amortization                                        (45)        (254)
                                                                                    ---------    ---------

                                                                                    $   1,626    $   1,018
                                                                                    =========    =========

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - FINANCIAL STATEMENT COMPONENTS (CONTINUED)

     Goodwill related to acquisitions consists of the following (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Isoserve, net of accumulated amortization of $236 and $315                 $     236    $     157
         Chemotrade, net of accumulated amortization of $0 and $155                         -        3,231
                                                                                    ---------    ---------

                                                                                    $     236    $   3,388
                                                                                    =========    =========

     Accrued liabilities consist of the following (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Compensation                                                               $     419    $     391
         Accrued interest                                                                  12           68
         Customer advances and deposits                                                    76           97
         Other                                                                            231          530
                                                                                    ---------    ---------

                                                                                    $     738    $   1,086
                                                                                    =========    =========

     Supplemental disclosure of non-cash investing and financing activities (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Stock issued for note receivable                                           $       -    $     130
                                                                                    =========    =========
         Conversion of trade payables into debt                                     $       -    $      95
                                                                                    =========    =========
         Forgiveness of note receivable from shareholder                            $      33    $       -
                                                                                    =========    =========
         Purchase of subsidiary
           Cash paid                                                                $       -    $     546
           Cash acquired                                                                    6          309
           Stock issued to seller                                                         708          894
           Debt issued to seller                                                            -        1,750
           Liabilities assumed                                                          1,464        1,598
           Goodwill                                                                         -       (3,385)
                                                                                    ---------    ---------
           Assets acquired                                                          $   2,178    $   1,712
                                                                                    =========    =========

     Supplemental disclosures of cash flow information (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
         Cash paid during the period for:
           Interest                                                                 $     177    $     475
           Income taxes                                                                     1          227

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INCOME TAXES

     Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
       Deferred tax assets
         Accruals and expenses deductible in future periods                         $     297    $   1,269
         Net operating loss carryforwards                                                 211          435
                                                                                    ---------    ---------
              Total deferred tax assets                                                   508        1,704
         Valuation allowance                                                              (81)      (1,178)
                                                                                    ---------    ---------
                                                                                          427          526
       Deferred tax liabilities
         Amortization and depreciation                                                   (427)        (526)
                                                                                    ----------   ----------

                                                                                    $       -    $       -
                                                                                    =========    =========

     Income tax expense (benefit) consists of the following (in thousands):

                                                                                           April 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
       Current
         Federal                                                                    $       -    $       -
         State                                                                              1            -
         Foreign                                                                            -          171
                                                                                    ---------    ---------
                                                                                            1          171
       Deferred
         Federal                                                                         (230)           -
         State                                                                            (85)           -
                                                                                    ---------    ---------
                                                                                         (315)           -
                                                                                    ---------    ---------

                                                                                    $    (314)   $     171
                                                                                    =========    =========

The primary differences between the statutory federal tax rate and the effective rate in 1999 are the taxable earnings of the Company's foreign subsidiary, the non-deductibility of certain expenses associated with warrants and commons shares issued with debt and upon debt conversion and the valuation allowance provided against deferred tax assets. In 1998, the primary differences resulted from the non-deductibility of certain expenses associated with the extinguishment of debt and the valuation allowance provided against the deferred tax assets. The change in the valuation allowance for deferred tax assets for the years ended April 30, 1998 and 1999 was $81,000 and $1,097,000, respectively. The Company provided a valuation allowance for its deferred tax asset to the extent it believes realization of such asset is uncertain.

     The Company has $1,086,000 of net operating loss carryforwards for federal purposes and associated state net operating loss carryforwards, which expire at various dates through 2019. Current federal and state tax law includes certain provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The annual use of the Company's net operating loss carryforwards could be limited according to these provisions.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - DEBT AND LINE OF CREDIT

     Debt and line of credit consist of the following (in thousands):

                                                                                           APRIL 30,
                                                                                    ----------------------
                                                                                      1998         1999
                                                                                    ---------    ---------
       Bank term loan - guaranteed by the SBA, repaid in 1999                       $      40    $       -
       Bank term loan, repaid in 1999                                                     306            -
       Revolving line of credit                                                             -          514
       Notes payable to related parties                                                     -          922
       10% Subordinated promissory note                                                     -           92
       Unsecured promissory notes                                                           -          494
       Other                                                                               46           36
                                                                                    ---------    ---------
                                                                                          392        2,058
       Less current maturities                                                             80        2,058
                                                                                    ---------    ---------

              Long-term debt                                                        $     312    $       -
                                                                                    =========    =========

     The revolving line of credit with Coast Business Credit ("Coast"), the Company's primary lender, is secured by substantially all of the assets of the Company. Interest is at prime (7.75% at April 30, 1999) plus 4%. The loan consists of the following:

    - $500,000 equipment term loan, payable over forty eight equal monthly installments of principal and interest;
    - $250,000 term loan, with interest only payments due monthly and principal due October 31, 1998;
    - $500,000 revolving line of credit, borrowings are limited to 35% of eligible inventory;
    - $1,250,000 revolving line of credit, borrowings are limited to 80% of eligible accounts receivable; and
    - $500,000 equipment acquisition term loan, borrowings are limited to 80% of invoice cost of equipment, payable over thirty-six monthly installments of principal and interest. The availability of the loan is conditioned upon the Company achieving and maintaining minimum debt service coverage ratios.

     In April 1999, Coast sent notification that Isonics was in default of the terms of the loan agreements. As a result, Coast placed substantial restrictions on the availability of funds and established revised repayment terms. Because of this default, the entire outstanding balance has been classified as current. Borrowings under the loan are presently limited to eligible receivables and inventory amounts.

     Notes payable to related parties consist of an $812,000 (DM1,500,000) note payable to the sellers of Chemotrade and other unsecured notes to officers and directors amounting to $110,000. The Chemotrade note is secured by the shares of Chemotrade, bears interest at 10% and was due in June 1999. The Company paid $550,000 towards the Chemotrade note principal in July 1999 and extended the due date of the balance to July 31, 1999. In consideration for the extension, the Company will grant one $3 warrant for each $5 of deferred payment. The unsecured notes to officers and directors bear interest at 5% per month and are payable upon demand.

     Unsecured promissory notes consist of two notes bearing interest at prime plus 4% for $200,000 each to a vendor and a $94,500 note to a different vendor. The $200,000 notes were due in April 1999. The Company issued 75,000 warrants to the vendor in connection with the $200,000 notes. The fair value of these warrants, $144,000, was recorded as additional interest expense for the period. The $94,500 note represents the conversion of certain trade payables into a non-interest bearing note due in seven equal monthly installments beginning in June 1999.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - COMMITMENTS

     The Company rents office, production facilities and equipment under operating leases expiring through July 2003. Rent expense for operating leases was approximately $39,000 and $202,000 for the years ended April 30, 1998 and 1999, respectively. Future minimum annual operating lease commitments are as follows (in thousands):

                                 2000                                  $   197,000
                                 2001                                      161,000
                                 2002                                       44,000
                                 2003                                       18,000
                                 2004                                        9,000
                                                                       -----------
                                                                       $   429,000
                                                                       ===========

     The Company is required to make royalty payments to Isoserve, Inc. for depleted zinc metal sold through fiscal 2000. The maximum royalty payments under the agreement are $1,000,000. The Company paid royalties of $192,000 and $110,000 for the years ended April 30, 1998 and 1999, respectively, and has paid $633,000 of royalties since inception through April 30, 1999. At April 30, 1999, the company had accrued royalties payable under this agreement amounting to $88,000.

NOTE 6 - STOCKHOLDERS' EQUITY

     On August 11, 1997, the Board of Directors approved a 3 for 1 stock split of its common shares. All per share amounts, number of shares, stock options and warrant data have been restated to reflect the stock split.

COMMON STOCK

     On September 22, 1997, the Company completed an initial public offering of 810,000 units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock at $5.80 per share, commencing September 22, 1998. The Company may redeem the warrants commencing March 21, 1999 at a price of $.10 per warrant if the closing price of the common stock is at lease $14.50 per share for at lease 20 consecutive trading days.

     In connection with the offering, the Company granted the underwriter warrants to purchase up to 160,000 shares of common stock at a weighted average exercise price of $7.77. The warrants are exercisable for a four year period commencing September 22, 1998.

     The Company has reserved shares of common stock for issuance as follows:

                                                                                      April 30,
                                                                                        1999
                                                                                     ----------
         Exercise of stock options                                                    1,208,356
         Exercise of warrants                                                         2,442,475
         Employee stock purchase plan                                                   200,000
                                                                                    -----------
                                                                                      3,850,831
                                                                                    ===========

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN

1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan authorized the grant of 1,727,832 incentive and nonqualified stock options to key employees, directors or consultants of the Company. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value, as determined by the Board of Directors. Options generally become exercisable upon issuance under the 1996 Stock Option Plan and are subject to redemption rights typically over three years and generally expire ten years after the date of grant. In September 1997, the Board of Directors terminated the Company's 1996 Stock Option Plan.

EXECUTIVE AND INCENTIVE STOCK OPTION PLANS

     In November 1996, the Board of Directors adopted the Executive and Incentive Stock Options Plans authorizing the granting of up to 570,000 and 150,000 incentive and nonqualified stock options to key employees, directors or consultants of the Company, respectively. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value. Options are exercisable when vested, typically over five years and expire ten years after the date of grant.

     The exercise price of the options generally approximates the fair market value per share of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for grants made from the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss and net loss per share for the years ended April 30, 1998 and 1999 would have been changed to the pro forma amounts indicated below.

                                                                                  1998             1999
                                                                             -------------     -------------
         Net loss
           As reported                                                       $   (115,000)     $ (2,521,000)
           Pro forma                                                             (379,000)       (3,174,000)

         Loss per share (diluted)
           As reported                                                       $      (0.02)     $      (0.41)
           Pro forma                                                                (0.06)            (0.51)

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions; no expected dividends, volatility of 150%; risk-free interest rate of 6.0%; and expected lives of 5 years. A summary of the status of the Company's stock option plans as of April 30, 1998 and 1999, and changes during the years ending on these dates is presented below.

                                                                                                   Weighted
                                                                                                    Average
                                                                                   Number of       Exercise
                                                                                    Shares           Price
                                                                                   ----------      ---------
       Outstanding, May 1, 1997                                                       684,809        $0.72
         Granted                                                                      382,500        $3.82
         Exercised                                                                          -         -
         Canceled                                                                     (12,500)       $2.60
                                                                                  ------------

       Outstanding, April 30, 1998                                                  1,054,809        $1.84
         Granted                                                                      480,721        $1.71
         Exercised                                                                   (195,830)       $0.66
         Canceled                                                                    (343,123)       $3.35
                                                                                  -----------

       Outstanding, April 30, 1999                                                    996,577        $1.49
                                                                                  ===========

     The weighted average fair value of options granted during the years ended April 30, 1998 and 1999 was $3.25 and $1.56, respectively.

     The following information applies to options outstanding at April 30, 1999:

       Range of exercise prices                                    $0.58   $1.00-$1.44   $1.62-$2.38    $2.56-$3.50
       Options outstanding                                       336,927       255,721       223,929        180,000
       Weighted average exercise price                             $0.58         $1.25         $1.95          $2.98
       Weighted average remaining contractual life (years)             7            10             9              9

       Options exercisable                                       336,927       144,721        59,072        105,000
       Weighted average exercise price                             $0.58         $1.36         $1.89          $3.28

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

     In fiscal 1997, two executive officers of the Company exercised stock options to each acquire 259,175 shares of common stock at an exercise price of $0.64 per share. In fiscal 1999, two other executive officers exercised stock options to acquire 57,603 and 138,227 shares of common stock at exercise prices of $0.87 and $0.58, respectively. In each case, the Company loaned the executive officer the aggregate amount representing the exercise price of the option, and the officer executed a promissory note reflecting the loan. Each executive officer pledged the purchased shares as collateral for the loan pursuant to a pledge agreement. Each loan bears interest at an annual rate equal to the minimum applicable federal rate, and interest is payable annually; principal and accrued but unpaid interest is due five years from the date of the note. Until each note has been paid in full and upon any sale of such option shares by the respective executive, a portion of the sales proceeds will be used to pay amounts owed under the note. In addition, during fiscal 1998, the Company loaned to each of the two executive officers related to the fiscal 1997 option exercises, pursuant to a five-year note with interest at the minimum applicable federal rate, the amount equal to the federal and state tax liability incurred by him as a result of exercising such option, and to pay compensation to such officer equal to the amount of interest payable under these loans and the amount of taxes payable as a result of such compensation. At April 30, 1998, principal and interest due on the loans to acquire the common stock totaled $330,000 and $7,000, respectively. At April 30, 1999, principal and interest due on the loans to acquire the common stock totaled $460,000 and $9,000, respectively. At April 30, 1998, principal and interest on the loans to pay the federal and state tax liability incurred as a result of exercising such option totaled $123,000 and $3,000, respectively. At April 30, 1999, principal and interest on the loans to pay the federal and state tax liability incurred as a result of exercising such option totaled $126,000 and $4,000, respectively. During fiscal 1998, the executives received compensation of $38,000 to repay interest payable to the Company on the common stock and tax notes.

EMPLOYEE STOCK PURCHASE PLAN

     The Company had in effect an employee stock purchase plan under which 200,000 shares of the Company's common stock were reserved for issuance to all permanent employees who have met minimum employment criteria. Employees who do not own 5% or more of the outstanding shares are eligible to participate through payroll deductions. At the end of each offering period, shares are purchased by the participants at 85% of the lower of the fair market value at the beginning or the end of the offering period. No stock has been issued under the plan as of April 30, 1999.

NOTE 7 - EXTRAORDINARY ITEM

     The terms of the Company's non-convertible promissory notes stated that in the event of an initial public offering of the Company's stock, all principal and interest would be due within five days of the closing of such initial public offering. Accordingly, the Company repaid the notes and interest in fiscal 1998. At the time of repayment, unamortized debt issuance costs and discounts totaling $252,000 were charged to earnings as an extraordinary item.

NOTE 8 - EMPLOYEE BENEFIT PLAN

     The Company has established a profit sharing plan under section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan, covering substantially all employees of the Company. Company contributions to the plan aggregated approximately $3,000 and $30,000 for 1998 and 1999.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - CONCENTRATIONS

     Four separate customers accounted for 10% or more of net revenues in fiscal 1998: 47%, 18%, 12% and 11%. Two separate customers accounted for 10% or more of net revenues in fiscal 1999: 23% and 13%.

     Sales by geographic region are as follows (in thousands):

                                                                                  1998            1999
                                                                             -------------     -----------
         United States                                                       $       6,354     $     8,072
         Europe                                                                        331           8,348
         Other                                                                          98             578

NOTE 10 - BUSINESS SEGMENTS AND FOREIGN OPERATIONS

     The Company has two operating segments: Stable Isotope Production and Contract Research and Development Services. The Company's reportable segments are strategic business units that offer different products and services. They are managed based on the fundamental differences in their operations.

     Information by segment is set forth below (in thousands):

                                                                                  1998            1999
                                                                             -------------     -----------
         Net revenues
           Stable Isotope Production                                         $       6,783     $    14,384
           Contract Research and Development Services                                    -           2,614

         Operating income (loss)
           Stable Isotope Production                                         $         (32)    $    (1,035)
           Contract Research and Development Services                                    -            (831)

         Identifiable assets
           Stable Isotope Production                                         $       4,189     $     5,713
           Contract Research and Development Services                                1,466           1,093

         Depreciation and amortization
           Stable Isotope Production                                         $         200     $       263
           Contract Research and Development Services                                    -             257

         Net capital expenditures
           Stable Isotope Production                                         $          72     $        88
           Contract Research and Development Services                                    -              71

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - BUSINESS SEGMENTS AND FOREIGN OPERATIONS (CONTINUED)

     A summary of the Company's operations by geographic area is presented below (in thousands):

                                                                                  1998            1999
                                                                             -------------     -----------
         Net revenues
           United States                                                     $       6,783     $     6,817
           Germany                                                                       -          10,181

         Operating income (loss)
           United States                                                     $         (32)    $    (2,322)
           Germany                                                                       -             456

         Identifiable assets
           United States                                                     $       5,655     $     5,507
           Germany                                                                       -           1,299

NOTE 11 - RESTRUCTURING

     In October 1998, the Company recorded a charge to operations amounting to $708,000 relating to a planned restructuring of the Company's operations. This charge consisted primarily of lease termination costs, employee severance pay and the write down of fixed assets. As of April 30, 1999, the company had implemented nearly all of the changes in the operations and expected to incur approximately $65,000 of additional costs to be expensed in the year ending April 30, 2000. The Company reduced the accrual for restructuring costs by $17,000 in the quarter ended April 30, 1999, to reflect the actual costs incurred. A liability amounting to $61,000 remains as a recorded liability at April 30, 1999 relating to the lease termination costs.

NOTE 12 - ACQUISITIONS

     On April 30, 1998, the Company acquired all of the outstanding common stock of Interpro. The purchase price was paid in 353,982 shares of the Company's common stock with a fair market value of $708,000. Transaction costs were $70,000 and no goodwill was recognized upon completing the transaction. The results of operations for Interpro are included from May 1, 1998, as the acquisition occurred on the last day of the fiscal year ended April 30, 1998.

     On July 21, 1998, the Company acquired all of the outstanding shares of Chemotrade GmbH and subsidiary (collectively "Chemotrade"), which was owned by two shareholders. Chemotrade is engaged in the distribution, development and manufacturing of stable and radioisotopes. The purchase price has been accounted for effective June 1, 1998, the date control was transferred. The purchase price was denominated in German Deutsche Marks, and all amounts reported below are translated at the historical conversion rate unless otherwise noted. The purchase price consideration on June 1, 1998 consisted of $2.576 million paid at closing and $1.07 million to be paid through June 2001. Transaction costs were $125,000. Imputed interest from the effective date of the acquisition, June 1, 1998, totaled $28,000.

     The consideration paid upon closing consisted of cash of $758,000, 357,730 restricted shares of common stock with a fair market value of $894,000, and two notes. The first note of $924,000 (DM1,663,000) bore interest at 2% per month and was paid in August 1998, and the second note of $812,000 (DM1,500,000) bears interest at 10%, due on June 1, 1999.

                      ISONICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - ACQUISITIONS (CONTINUED)

     The purchase agreement provides for the selling shareholders to receive additional consideration in the event certain levels of pretax earnings are achieved in the periods ending through April 30, 2001. The agreement also contains a provision to reduce the consideration given if the pretax earnings are not achieved for each of the years ended April 30, 2000 and 2001. The maximum additional consideration that can be earned is $271,000 (DM500,000). Any additional consideration will be recorded as additional goodwill.

     Pro forma results of operations as if the acquisitions of Interpro and Chemotrade had occurred at the beginning of fiscal 1998, combining the audited results of operations of Isonics for the year ended April 30, 1998 with the results of operations of Interpro and Chemotrade for the years ended April 29, 1998 and May 31, 1998, respectively, are as follows (in thousands):

         Net revenues                                                                 $16,990
         Gross margin                                                                   3,998
         Net loss                                                                        (174)
         Net loss per share                                                              (.03)
         Number of shares used in computing per share information                       5,751

NOTE 13 - SUBSEQUENT EVENTS

     On July 29, 1999, the Company completed a private placement financing to accredited investors and certain creditors valued in total at $2.7 million. The Company issued 1,830,000 units, each consisting of one share of Series A Convertible Preferred Stock and one warrant. The Company received $2,250,000 cash proceeds and converted $425,000 of long-term debt in connection with the private placement. Each share of the Series A Convertible Preferred Stock is convertible into one share of the Company's common stock at a conversion price of $1.50. The liquidation preference for the Series A Convertible Preferred Stock is $1.50. Each warrant allows the investor to purchase one share of the Company's common stock for $3.75 through July 29, 2002.

     In addition to converting $425,000 of existing debt into equity as part of the private placement, the Company:

     - issued 500,000 warrants to purchase shares of the Company's common stock to an investment banker as a commission on this placement. The warrants are exercisable at $3.75 per share through July 29, 2002.
     - issued 46,667 units in satisfaction of all currents and future obligations under the Isoserve royalty agreement.
     - extended the payment due date for the remaining balance on the Chemotrade acquisition note to July 2000 and extended the payment due date for certain unsecured promissory notes to January, 2000.

     Management believes that the proceeds and the revised debt structure resulting from the private placement and additional strategies developed by management will be sufficient to fund operations for the next twelve months.

                      ISONICS CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                      ASSETS
                                                                              (Unaudited)
                                                                           January 31, 2000
                                                                     -------------------------
CURRENT ASSETS:
     Cash and cash equivalents                                         $                4,576
     Accounts receivable (Net of allowance of $82)                                      1,915
     Inventories                                                                          233
     Prepaid expenses and other current assets                                             72
                                                                     -------------------------
          Total current assets                                         $                6,796
                                                                     -------------------------

LONG-TERM ASSETS:
     Property and equipment, net                                                          784
     Goodwill, net                                                                      3,104
     Notes receivable from shareholders                                                     0
     Other assets                                                                          32
                                                                     -------------------------
          Total long-term assets                                       $                3,920
                                                                     -------------------------

TOTAL ASSETS                                                           $               10,716
                                                                     =========================


            See Notes to Condensed Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                              (Unaudited)
                                                                           January 31, 2000
                                                                     -------------------------
CURRENT LIABILITIES:
     Notes payable and line of credit                                  $                   24
     Notes payable to related parties                                                       0
     Accounts payable                                                                   1,364
     Accrued liabilities                                                                1,341
                                                                     -------------------------
          Total current liabilities                                    $                2,729
                                                                     -------------------------

SHAREHOLDERS' EQUITY:
     Class A Preferred Stock--no par value.  10,000,000
          shares authorized; 1,830,000 shares outstanding                               2,745
     Common stock--no par value.  20,000,000 shares
          authorized; 6,663,017 shares issued and outstanding on
          January 31, 2000 and 6,607,760 shares issued and
          outstanding on April 30, 1999                                                 6,765
     Notes receivable from shareholders                                                  (210)
     Accumulated deficit                                                               (1,313)
                                                                     -------------------------
          Total shareholders' equity                                   $                7,987
                                                                     -------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $               10,716
                                                                     =========================





            See Notes to Condensed Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                           Nine Months Ended
                                                              January 31,
                                                  ------------------------------------
                                                         2000                1999
                                                  ------------------------------------
Net revenues                                       $       11,115      $       14,309
Cost of revenues                                            8,792              11,575
                                                  ------------------------------------
          Gross margin                                      2,323               2,734

Operating expenses:
     Selling, general and administrative                    3,117               2,444
     Research and development                                 919                 962
     Restructuring and office closure                          60                 708
                                                  ------------------------------------
          Total operating expenses                          4,096               4,114
                                                  ------------------------------------

Operating  (loss)                                          (1,773)             (1,380)
                                                  ------------------------------------

Other income (expense):
     Foreign exchange                                         (64)                 35
     Interest income                                           55                  21
     Other income                                           5,296                  --
     Interest expense                                        (325)               (236)
                                                  ------------------------------------
          Total other income (expense), net                 4,962                (180)
                                                  ------------------------------------
Income (loss) before income taxes                           3,189              (1,560)
Income tax expense                                            471                 197
                                                  ------------------------------------
NET INCOME (LOSS)                                  $        2,718       $      (1,757)
                                                  ====================================


NET INCOME (LOSS) PER SHARE--BASIC
Net income (loss) per share                        $         0.41      $       (0.29)
Shares used in computing per share
     information                                            6,610               6,120

NET INCOME (LOSS) PER SHARE--DILUTED
Net income (loss) per share                        $         0.31      $       (0.29)
Shares used in computing per share
     information                                            8,906               6,120

            See Notes to Condensed Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                 Nine Months Ended January 31,
                                                                     ------------------------------------------------------
                                                                                 2000                         1999
                                                                     -------------------------    -------------------------
Net cash (used in) provided by operating activities                    $               (2,904)       $                  146

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of Chemotrade, net of cash acquired                                          --                          (546)
     Sale of depleted zinc business                                                     6,730                           --
     Purchases of property and equipment                                                  (20)                         (120)
                                                                     -------------------------    -------------------------
          Cash provided by (used in) investing activities              $                6,710       $                  (666)
                                                                     -------------------------    -------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in line of credit                                                        (513)                          931
     Proceeds from issuance of notes payable                                               75                           500
     Repayments of notes payable                                                       (1,494)                       (1,714)
     Proceeds from issuance of common stock                                                --                            17
     Proceeds from issuance of Class A Preferred Stock                                  2,250                            --
     Payments of debt issuance costs                                                       --                           (30)
                                                                     -------------------------    -------------------------
          Cash provided by (used in) financing activities              $                  318       $                  (296)
                                                                     -------------------------    -------------------------

NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS:                                                                       4,124                          (816)
     Cash and cash equivalents at beginning of period                                     452                         1,044
                                                                     -------------------------    -------------------------
     Cash and cash equivalents at end of period                        $                4,576       $                   228
                                                                     =========================    =========================


Supplemental disclosure of cash flow information: Cash paid during the period for:
          Interest                                                     $                  252       $                   149
                                                                     =========================    =========================
          Income taxes                                                 $                   53       $                   242
                                                                     =========================    =========================

Supplemental disclosure of noncash investing and financing activities:
          Accounts payable converted into notes payable                $                  243       $                    --
          Liabilities converted into Class A Preferred Stock                              495                            --
          Equipment acquired under capital lease                                           --                            14
          Issuance of warrants in conjunction with notes payable                          245                            --
          Retirement of Common Stock by shareholders to pay
                off subscriptions                                                         275                            --
                                                                     =========================    =========================

          Purchase of Chemotrade:
               Cash paid, net of cash acquired                                                      $                   546
               Stock issued to sellers                                                                                  894
               Notes payable issued to sellers                                                                        1,750
               Liabilities assumed                                                                                    1,598
                                                                                                       --------------------
                   Assets acquired (including goodwill of $3,385)                                   $                 4,788
                                                                                                       ====================



            See Notes to Condensed Consolidated Financial Statements.

                      ISONICS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements of Isonics Corporation and Subsidiaries (the "Company" or "Isonics") as of January 31, 2000, and for the nine months ended January 31, 2000, and 1999, have been prepared on the same basis as the annual audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results and cash flows for interim periods are not necessarily indicative of results for the entire year.

NET INCOME (LOSS) PER SHARE

     A total of approximately 1,513,000 and 3,400,000 outstanding stock options and warrants have been excluded from the diluted earnings per share calculation for the nine month ended January 31, 2000 and 1999,respectively, as the inclusion would be anti-dilutive. An additional 4,000,000 warrants were excluded from the calculation for the nine month ended January 31, 2000 as the issuance is contingent upon the delivery of silicon-28 per the terms of the Eagle-Picher Transaction.

RECONCILIATION OF EARNINGS PER SHARE CALCULATIONS

                                                           Nine Months Ended
                                                              January 31,
                                                  ------------------------------------
                 Numerator                               2000                1999
                                                  ----------------    ----------------
Net income (loss)                                           2,718              (1,757)
Preferred stock dividends                                      --                  --
                                                  ----------------    ----------------
Net income (loss) used in computing basic
income (loss) per common share                     $        2,718      $       (1,757)

Preferred stock dividends                                      --                  --
                                                  ----------------    ----------------
Net income (loss) used in computing diluted
income (loss) per common share                              2,718              (1,757)
                                                   ===============    ================


                Denominator
Weighted average common shares outstanding
during the period                                           6,610               6,120
Dilutive effect of conversion of preferred
stock                                                       1,220                  --
Dilutive effect of options and warrants
using the treasury stock method                             1,076                  --
                                                  ----------------    ----------------
Shares used in computing diluted income
(loss) per common share                                     8,906               6,120
                                                  ================    ================

                      ISONICS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INVENTORIES

Inventories consist of (in thousands):

                                                                           January 31, 2000
                                                                     -------------------------
Finished goods                                                         $                  138
Work in progress                                                                           95
Raw materials                                                                              --
                                                                     -------------------------
     Total inventories                                                 $                  233
                                                                     =========================

NOTES PAYABLE - RELATED PARTIES

     Two notes were issued to each of the sellers of Chemotrade GmbH and subsidiary as consideration for a portion of the purchase price. The first note was repaid in August 1998. A partial payment of approximately $550 thousand was paid in June 1999, on the second note. The remaining balance of approximately $343 thousand including interest, was refinanced and was originally payable July 31, 2000. The new interest rate was 12% per annum. In addition, approximately 70,000 warrants (five-year, $3.00 strike price) were issued in June 1999, in conjunction with the refinancing. The fair value of these warrants was determined to be $157 thousand, using the Black-Scholes option pricing model, and this value has been amortized as additional interest expense. This note, and all accrued interest, was paid in December 1999, with proceeds made available from the Eagle-Picher Transaction, described in more detail below in the paragraph entitled "SALE OF DEPLETED ZINC BUSINESS."

SIGNIFICANT CUSTOMERS

     At January 31, 2000, one customer accounted for 33% of total accounts receivable. The same customer accounted for approximately 18% of net revenues during the nine months ended January 31, 2000. The same customer accounted for approximately 17% of net revenues during the nine months ended January 31, 1999.

                      ISONICS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


SEGMENT INFORMATION (IN THOUSANDS)

                                                           Nine Months Ended
                                                              January 31,
                                                  ------------------------------------
                                                         2000                1999
                                                  ------------------------------------
Segment revenues:
     Isotope products                              $       10,098      $       11,991
     Contract research and development
          services and other                                1,017               2,318
                                                  ------------------------------------
          Total                                    $       11,115      $       14,309

                                                           Nine Months Ended
                                                              January 31,
                                                  ------------------------------------
                                                         2000                1999
                                                  ------------------------------------
Segment operating (loss) income:
     Isotope products                              $      (1,387)      $      (1,217)
     Contract research and development
          services and other                                (386)               (163)
                                                  ------------------------------------
          Total                                    $      (1,773)      $      (1,380)

                                                   January 31, 2000
                                              ------------------------------
Identifiable Assets:
     Isotope products                           $                     9,750
     Contract research and development
          services and other                                            966
                                              ------------------------------
          Total                                 $                    10,716


A summary of operations by geographic area is as follows:

                                                           Nine Months Ended
                                                              January 31,
                                                  ------------------------------------
                                                         2000                1999
                                                  ------------------------------------
Net revenues:
     United States                                 $        3,904      $        6,964
     Germany                                                7,211               7,345
                                                  ------------------------------------
          Total                                    $       11,115      $       14,309

                      ISONICS CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                           Nine Months Ended
                                                              January 31,
                                                  ------------------------------------
                                                         2000                1999
                                                  ------------------------------------
Operating (loss) income:
     United States                                 $       (1,982)     $      (1,107)
     Germany                                                  209               (273)
                                                  ------------------------------------
          Total                                    $       (1,773)     $      (1,380)

                                                    January 31, 2000
                                              ------------------------------
Identifiable Assets:
     United States                              $                     8,798
     Germany                                                          1,918
                                              ------------------------------
          Total                                 $                    10,716

SALE OF DEPLETED ZINC BUSINESS

     On December 1, 1999, we sold our depleted zinc business to Eagle-Picher Technologies, LLC. ("Eagle-Picher") for approximately $8.2 million, of which $6.7 million was paid on December 1, 1999. Additionally, we signed a long-term isotope supply agreement with Eagle-Picher, and Eagle-Picher will supply us in 2000 with 200 kilograms of silicon-28 to be used in research and development activities. We also gave Eagle-Picher a warrant to obtain 4,000,000 shares of our common stock. The warrants are contingent upon the delivery of silicon-28 by Eagle-Picher. As silicon-28 is delivered we will record the value of the silicon and the warrants proportionately (20,000 warrants per kilogram), at a value of $25.00 per gram. This is the price we most recently paid for silicon-28 from another supplier.

     The balance of $1.5 million is payable in three annual installments of $500 thousand. These installments are contingent upon the performance of an unaffiliated supplier of depleted zinc whose contract with us was assigned to Eagle-Picher. We will recognize the contingent gain on a straight-line basis over the thirty-six month period, approximately $41,500 per month, as the supplier performs under the contract. Two months, or approximately $83,000, have been recognized in the quarter ended January 31, 2000.

     We do not anticipate significant revenues from sales of silicon-28 based products in the fiscal year ended April 30, 2000. We are collaborating with academia and industry to evaluate the benefits of isotopically pure silicon-28. We believe that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. We can offer no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that we will be able to commercialize any such products, or that a market will emerge for any such products.